Exhibit 10.5

LEASE

By and Between

SI 64, LLC,
a California limited liability company

(“Landlord”)

and

Extreme Networks, Inc.,

a Delaware corporation

(“Tenant”)

(6480 Via Del Oro)

Dated For Reference Purposes Only:  November 6, 2017

TABLE OF CONTENTS

Page

1.	PARTIES:1
2.	PREMISES:1
3.	USE:2
A.	Permitted Uses:2
B.	Uses Prohibited:3
C.	Advertisements and Signs:3
D.	Covenants, Conditions and Restrictions:4
E.	Sustainability Requirements:4
4.	TERM AND RENTAL:4
A.	Term; Base Monthly Rent:4
B.	[Intentionally Deleted]5
C.	Late Charge:5
5.	SECURITY DEPOSIT:5
A.	Amount and Purpose:5
B.	Requirements of Letter of Credit:6
6.	CONSTRUCTION:7
A.	No Work By Landlord:7
B.	Work Allowance:7
C.	Construction Related Accessibility Standards Notice:9
7.	ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:11
A.	Landlord’s Work11
B.	Condition Upon Surrender:11
C.	Failure to Surrender:12
8.	ALTERATIONS & ADDITIONS:13
A.	General Provisions:13
B.	Free From Liens:14
C.	Compliance With Governmental Regulations:14
D.	Insurance Requirements:15
E.	Rooftop Equipment Rights:15
9.	MAINTENANCE OF PREMISES:16
A.	Landlord’s Obligations:16
B.	Tenant’s Obligations:16
C.	Obligations Regarding Reimbursable Operating Costs:17
D.	Reimbursable Operating Costs:18
E.	Tenant’s Allocable Share:20
F.	Waiver of Liability:20
10.	INSURANCE:21
A.	Tenant’s Use:21
B.	Landlord’s Insurance:21
C.	Tenant’s Insurance:21
D.	Waiver:22
11.	TAXES:22

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12.	UTILITIES:23
13.	TOXIC WASTE AND ENVIRONMENTAL DAMAGE:23
A.	Use of Hazardous Materials:23
B.	Tenant’s Indemnity Regarding Hazardous Materials:24
C.	Notice of Release or Violation:25
D.	Remediation Obligations:25
E.	Environmental Monitoring:26
14.	TENANT’S DEFAULT26
A.	Events of Default26
B.	Remedies:27
C.	Right to Re-enter:27
D.	Continuation of Lease:28
E.	No Termination:28
F.	Non-Waiver:28
G.	Performance by Landlord:28
H.	Habitual Default:28
15.	LANDLORD’S LIABILITY:29
A.	Limitation on Landlord’s Liability:29
B.	Limitation on Tenant’s Recourse:29
C.	Indemnification of Landlord:30
16.	DESTRUCTION OF PREMISES:30
A.	Landlord’s Obligation to Restore:30
B.	Limitations on Landlord’s Restoration Obligation:30
17.	CONDEMNATION:31
18.	ASSIGNMENT OR SUBLEASE:32
A.	Consent by Landlord:32
B.	Assignment or Subletting Consideration:33
C.	No Release:34
D.	Reorganization of Tenant:34
E.	Permitted Transfers35
F.	Effect of Default:35
G.	Conveyance by Landlord:36
H.	Successors and Assigns:36
I.	Sublease Requirements:36
19.	OPTION TO EXTEND THE LEASE TERM:37
A.	Grant and Exercise of Option:37
B.	Determination of Fair Market Rental:37
C.	Resolution of a Disagreement over the Fair Market Rental:38
D.	Personal to Tenant:38
20.	GENERAL PROVISIONS:38
A.	Attorney’s Fees:38
B.	Authority of Parties:38
C.	Brokers:39
D.	Choice of Law:39
E.	ARBITRATION OF DISPUTES:39
F.	Entire Agreement:40
G.	Entry by Landlord:40
H.	Estoppel Certificates:41

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I.	Exhibits:41
J.	Interest:41
K.	Modifications Required by Lender:41
L.	No Presumption Against Drafter:41
M.	Notices:41
N.	Property Management:42
O.	Rent:42
P.	Representations:42
Q.	Rights and Remedies:42
R.	Severability:42
S.	Submission of Lease:42
T.	Subordination:42
U.	Survival of Indemnities:43
V.	Time:43
W.	Transportation Demand Management Programs:43
X.	Waiver of Right to Jury Trial:43
Y.	General:44
EXHIBIT “A” – Project Site Plan (Attached)	46

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Basic Lease Information Sheet

1.	Date of Lease (for reference purposes only):	November 6, 2017
2.	Tenant:	Extreme Networks, Inc., a Delaware corporation
3.	Tenant’s Address For Notices:

At the Premises
Attn:  Ted Lawson, Director of Real Estate
Email address: TeLawson@ExtremeNetworks.com

With a Copy to:
At the Premises
Attn: Gina Christopher, Deputy General Counsel
Email Address: GChristopher@extremenetworks.com

4.	Tenant Billing Contact as of the Date of Lease:	Banita de Ornelas, Lease Manager 6480 Via Del Oro, San Jose, CA 95119 Phone: (408) 579-3494 Email Address: bornelas@extremenetworks.com
5.	Tenant Facility Contact as of the Date of Lease:	Paul Fick, Facility Manager 6480 Via Del Oro, San Jose, CA 95119 Phone: (408) 579-3494 pfick@extremenetworks.com
6.	Landlord:	SI 64, LLC a California limited liability company
7.	Landlord’s Address:	c/o The Sobrato Organization, LLC 10600 North De Anza Boulevard, Suite 200 Cupertino, CA 95014 Attn: Property Manager Email address: As set forth in Paragraph 8 of this Basic Lease Information Sheet
8.	Landlord’s Property Manager Contact as of the Date of Lease:	Lisa Kellogg (408) 446-0700 lkellogg@sobrato.com
9.	Premises:	6480 Via Del Oro, San Jose, CA 95119 (Section 2)

10.	Rentable Square Footage/Tenant’s Allocable Share:

Rentable Square Footage: Approximately One Hundred Two Thousand One Hundred Thirty Nine (102,139) square feet

(Section 2)

Tenant’s Allocable Share of Reimbursable Operating Costs:

Allocable Share of Reimbursable Operating Costs allocable to the Building – one hundred percent (100%)

Allocable Share of Reimbursable Operating Costs allocable to the Project – twenty three and fifty seven one-hundredths percent (23.57%)

(Section 9.E)

11.	Commencement Date:	The Effective Date (defined in Section 2) (Section 4.A)
12.	Reimbursable Operating Costs and Management Fees:	Payable commencing on the Commencement Date (Section 4.A)
13.	Expiration Date:	April 30, 2027 (Section 4.A)
14.	Term:

Initial Term:  The period beginning on the Commencement Date up to and including August 31, 2019, plus an additional ninety two (92) months commencing September 1, 2019 and expiring on April 30, 2027

(Section 4.A)

Option Terms:  two (2) consecutive terms of sixty (60) months each

Option Term Notice Period:  No earlier than fifteen (15)

months nor later than twelve (12) months prior to the date the Lease Term would otherwise expire

(Section 19)

15.	Base Monthly Rent:	MonthBase Monthly Rent Approximate Rate Per Designated Square FootCommencement Date - 8/31/2018One Hundred Ninety One Thousand Nine Hundred One Dollars ($191,901)One Dollar and Eighty Eight Cents ($1.88)9/1/2018 - 8/31/2019One Hundred Ninety Seven Thousand Two Hundred Seventy Four Dollars ($197,274)One Dollar and Ninety Three Cents ($1.93)9/1/2019 – 4/30/2020One Hundred Forty One Thousand Nine Hundred Seventy Three Dollars and Twenty One Cents ($141,973.21)One Dollar and Thirty Nine Cents ($1.39)5/1/2020 – 4/30/2021One Hundred Forty Six Thousand Two hundred Thirty Two Dollars and Forty One Cents ($146,232.41)One Dollar and Forty Three Cents ($1.43)5/1/2021 – 4/30/2022One Hundred Fifty Thousand Six Hundred Nineteen Dollars and Thirty Eight Cents ($150,619.38)One Dollar and Forty Seven Cents ($1.47)5/1/2022 – 4/30/2023One Hundred Fifty Five Thousand One Hundred Thirty Seven Dollars and Ninety Six Cents ($155,137.96)One Dollar and Fifty Two Cents ($1.52)5/1/2023 – 4/30/2024One Hundred Fifty Nine Thousand Seven Hundred Ninety Two Dollars and Ten Cents ($159,792.10)One Dollar and Fifty Six Cents ($1.56)5/1/2024 – 4/30/2025One Hundred Sixty Four Thousand Five Hundred Eighty Five Dollars and Eighty Six Cents ($164,585.86)One Dollar and Sixty One Cents ($1.61)5/1/2025 – 4/30/2026One Hundred Sixty Nine Thousand Five Hundred Twenty Three Dollars and Forty Four Cents ($169,523.44)One Dollar and Sixty Six Cents ($1.66)5/1/2026 – 4/30/2027One Hundred Seventy Four Thousand Six Hundred Nine Dollars and Fourteen Cents ($174,609.14)One Dollar and Seventy Nine Cents ($1.79)

(Section 4.A)

Option Term Rent:  Fair Market Rental

(Section 19)

Holdover After Lease Expiration:

Without Landlord’s Consent - tenancy at sufferance, at reasonable rental value of the Premises but not less than one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding expiration or earlier termination (without regard to temporary abatements or reductions).

With Landlord’s Consent - month to month tenancy, at one hundred twenty five percent (125%) of the Base Monthly Rent for the month preceding expiration or sooner termination of this Lease (without regard to temporary abatements or reductions).

(Section 7.D)

16.	Reimbursable Operating Costs	See Section 9.D for list of Reimbursable Operating Costs (payable with Base Monthly Rent starting on the Commencement Date) (Section 9.D)
17.	Property Management Fee:

Monthly fee for management services  - three percent (3%) of the Base Monthly Rent, without regard to temporary abatements or reductions then in effect (payable at same time Base Monthly Rent would be due, but for temporary abatements or reductions then in effect, starting on the Commencement Date)

(Section 20.N)

18.	Late Charge:	Five (5%) percent of the overdue amount not received within ten (10) days after the due date (Section 4.C)
19.	Security Deposit:	One Hundred Seventy Four Thousand Six Hundred Nine Dollars and Fourteen Cents ($174,609.14) (Section 5)
20.	Parking:	Non-exclusive right to use not more than three hundred fifty (350) parking spaces in the Common Area (Section 2)
21.	Building Shell and/or Tenant Improvement Plans Delivery Dates:	Not applicable.
22.	Work Allowance:	Two Million Two Hundred Ninety Eight Thousand One Hundred Twenty Seven Dollars and Fifty Cents ($2,298,127.50) (Section 6.F)
23.	Broker(s):	Landlord’s Broker: None Tenant’s Broker: CBRE, Inc. (Section 20.C)

This Basic Lease Information Sheet and the parenthetical references to sections of this Lease are for convenience of reference only, and designate some of the Lease sections where applicable provisions are set forth.  In the event of any conflict between any information in this Basic Lease Information Sheet and the other provisions of the Lease, the other provisions of the Lease shall control.

LEASE

Lease between
SI 64, LLC and Extreme Networks, Inc.
(6480 Via Del Oro)

1.	PARTIES:

THIS LEASE, dated for reference purposes only as of  November 6, 2017, is between SI 64, LLC, a California limited liability company (“Landlord”), whose address is set forth in Paragraph 7 of the Basic Lease Information Sheet,  and Extreme Networks, Inc.,  a Delaware corporation (“Tenant”), whose address is set forth in Paragraph 3 of the Basic Lease Information Sheet. Landlord and Tenant are sometimes collectively referred to in this Lease as the “Parties” and sometimes individually as a “Party”.

2.	PREMISES:

This Lease shall become effective when it has been signed by Landlord and Tenant (the date this Lease becomes effective being both the “Effective Date” and the “Commencement Date”).  Tenant currently leases the Premises (defined below) from Landlord pursuant to a lease dated August 24, 1998 between Landlord’s predecessor in interest (by assignment), Sobrato Land Holdings, a California limited partnership, and Tenant’s predecessor in interest (by assignment), Symbol Technologies, Inc., a Delaware corporation (such lease, as the same has been amended as of the Effective Date, being the “Existing Lease”).   Unless and until this Lease becomes effective, the Existing Lease shall remain in full force and effect on the terms and conditions contained in the Existing Lease. Immediately upon this Lease becoming effective, the Existing Lease shall automatically terminate, and the term of this Lease shall immediately commence, and Tenant shall continue in occupancy of the Premises pursuant to this Lease.

Subject to this Lease becoming effective, Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain premises situated in the City of San Jose, County of Santa Clara, State of California, being all of the rentable square footage contained in that certain building commonly known and designated as 6480 Via Del Oro (the “Premises”), the general location of such building being shown on Exhibit “A” attached hereto.  For purposes of this Lease, the square footage of the building in which the Premises is located (“Building”) is deemed to be one hundred two thousand one hundred thirty nine (102,139) rentable square feet. Tenant shall have the nonexclusive right during the Lease Term (defined in Section 4.A below) to use three hundred fifty (350) of the parking spaces within the Common Area (defined below), provided however that (i) Tenant may not use any parking spaces upon an Additional Building Parcel (defined below) which are designated by the owner of such Additional Building Parcel from time to time for the exclusive use of its tenants and other designated users, and (ii) the number of parking spaces which Tenant is allowed to use under this Lease shall be proportionally reduced in the event the size of the Premises decreases or there is a taking of the Common Area which decreases the number of parking spaces in the Project.  In addition, during the Lease Term, Tenant shall have the non-exclusive right to use other areas in the Project designated by Landlord as common area from time to time (the parking areas and such other areas designated by Landlord as common area being the “Common Area”) including but not limited to sidewalks, service areas, and other common exterior facilities. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 6.B below).

The Building and Common Area are situated within a project site shared with four (4) additional buildings shown generally on Exhibit “A” attached hereto (“Project”). The four (4) additional buildings in the Project consist of the following buildings owned by various entities (each, an “Additional Building”): (i) 6373 San Ignacio Avenue, deemed to contain eighty two thousand one hundred forty four (82,144) rentable square feet,; (ii) 6375 San Ignacio Avenue, deemed to contain one hundred two thousand one hundred thirty nine (102,139) rentable square feet; (iii) 6377 San Ignacio Avenue (the “6377 San Ignacio Building”), deemed to contain eighty two thousand five hundred seventy four (82,574) rentable square feet; and (iv) 6379 San Ignacio Avenue, deemed to contain sixty four thousand three hundred eighty five (64,385) rentable square feet.  The parcel of land upon which an Additional Building is located is referred to in this Lease as an “Additional Building Parcel”.

Landlord shall have the right, in its sole and absolute discretion, from time to time, to do the following, provided that reasonable access to the Premises remains available, such changes or actions do not materially interfere with Tenant’s use of the Premises or its business operations, and the number of parking spaces allocated to Tenant is not permanently reduced:  (a) make changes to the Common Area and/or the Project, including, without limitation, driveways, entrances, circulation drives, parking spaces, parking areas, direction of driveways, landscaped areas and walkways; (b) close temporarily any of the Common Area for maintenance and repair purposes or to prevent a public dedication thereof; (c) add additional buildings to the Project and improvements to the Common Area or remove (except for the Building) or alter existing buildings  or improvements in the Project; (d) use the Common Area while engaged in making additional improvements, repairs or alterations to the Project; (e) erect, use, and maintain pipes, wires and conduits in and through the Premises;  and (f) do and perform any other acts, alter or expand or make any other changes in, to or with respect to the Common Area and/or the Project as Landlord may, in its sole and absolute discretion, deem to be appropriate, all of which are hereby consented to by Tenant.  Landlord reserves the absolute right to effectuate such other tenancies in the other Project buildings that Landlord may own from time to time (if any), as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of Landlord.  Tenant has not relied on the fact, nor has Landlord represented, that any specific tenant or type or number of tenants shall occupy any space in the other Project buildings, or that any specific tenant or type of tenant shall be excluded from occupying any space in the other Project buildings.

Landlord and Tenant have agreed to use the square footage numbers set forth in this Lease as the basis of calculating the rent due under this Lease and Tenant’s Allocable Share (defined in Section 9.E below).  The rent per square foot numbers set forth in the third column of the Base Monthly Rent schedule in Paragraph 15 of the Basic Lease Information Sheet is intended solely as an approximate number calculated based on the agreed upon rentable square footage number for the Premises set forth in this Lease. Notwithstanding such rent per square foot numbers, the Base Monthly Rent amount set forth in the second column of such Base Monthly Rent schedule in Paragraph 15 of the Basic Lease Information Sheet shall control and shall not be subject to revision if the actual square footage of the Premises is more or less than the square footage stated in this Lease. The rent due under this Lease and Tenant’s Allocable Share shall not be subject to revision if the actual square footages are more or less than as stated in this Lease, except in the event of a physical expansion or contraction of the rentable square footage in the Premises or Project, in the event of a partial taking of the Project which reduces the parking spaces within the Project as described in Section 17 below, or as otherwise expressly provided in this Lease. No representation or warranty of any kind, express or implied, is given to Tenant with respect to the square footage or acreage of the Premises, Building or any other portion of the Project.   Landlord shall have no liability to Tenant if the square footages or acreage described in this Lease differ from the actual square footages or acreage.

3.	USE:
A.	Permitted Uses:

Tenant shall use the Premises to the extent permitted under applicable Laws (defined in Section 8.C below) only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute discretion:  general office, research and development, lab, and all other legally permitted uses associated with Tenant’s business, such however to the other terms and conditions of this Lease. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease.  All commercial trucks and delivery vehicles shall be (i) parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading.  Landlord reserves the right to impose such additional rules and regulations as Landlord deems reasonably necessary to operate the Project in a manner which protects the quiet enjoyment of all tenants in the Project.  Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws (as defined in Section 8.C below).

B.	Uses Prohibited:

Tenant shall not commit or suffer to be committed on the Premises, and Tenant and Tenant’s Agents (defined in Section 13.A) shall not commit or permit on any portion of the Project, any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant or user of the Project, nor allow any use of the Premises for an unlawful purpose or for any sale by auction. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the Building in excess of the load limits for which such ceiling, walls or columns are designed, or set any load on the floor in excess of the load limits for which such floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project.  No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Project outside of the Building by Tenant or Tenant’s Agents without Landlord’s prior approval, which approval may be withheld in its sole and absolute discretion.  Neither Tenant nor Tenant’s Agents shall dispose of any waste materials, refuse, scrap, debris or garbage anywhere outside of the Premises except in enclosed trash containers designated for that purpose by Landlord.  In no event shall Tenant use or permit the use of the Premises or the Common Areas in any manner that creates or maintains any noise or sound that exceeds lawful limits.  Neither Tenant nor Tenant’s Agents shall conduct any auction in, on or about the Project.

C.	Advertisements and Signs:

Tenant shall not place or permit to be placed, in, upon or about the Premises any signs not approved by the City of San Jose (“City”) and other governing authorities having jurisdiction.  Tenant shall not place or permit to be placed upon the Premises any signs, advertisements or notices visible from outside the Premises without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld. Subject to this Section 3.C above, Tenant may install, at its sole cost and expense, its building top sign at the front of the Building, and at the rear of the Building facing Highway 85, as well as its sign in the slots designated for the Building on the sign monuments located within the Project as of the Effective Date.  In addition, if Landlord or another owner of any building within the Project installs in the Project one (1) or more additional exterior monuments for signage intended by such owner for use by the Building, then Tenant shall have the right to use that portion of such monuments intended for use by the Building for Tenant’s signage.  All signs placed in, upon or about the Premises, and all signs of Tenant placed upon any sign monument within the Project, shall be removed by Tenant, at its sole cost, prior to the expiration or sooner termination of the Lease, and Tenant shall repair, at its sole cost, all damage or injury to the Premises, sign monuments or Project caused thereby, and if not so removed and repaired, then Landlord may have same so removed and repaired at Tenant’s expense.

D.	Covenants, Conditions and Restrictions:

This Lease is subject to the effect of  (i) all covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record, and (ii) all zoning laws and other governmental requirements of the city, county and state where the Building is situated (the matters described in this sentence being collectively referred to herein as “Restrictions”), and Tenant shall conform to and shall not violate the terms of any such Restrictions.  Provided that reasonable access to the Premises remains available, such actions do not materially interfere with Tenant’s use of the Premises or its business operations, and the number of parking spaces allocated to Tenant is not permanently reduced, Landlord  shall have the right from time to time to encumber or consent to the encumbering of the Project with any and all public utility easements, private easements and covenants, conditions and restrictions required by the City or any other governmental, or needed or desired by Landlord for the ownership, use and operation  of the Project, all of which shall constitute part of the Restrictions; and Tenant agrees that its rights under this Lease shall be subject and subordinate to all such Restrictions.  Landlord shall have the right to change the size of any parcel comprising the land upon which the Project is located (“Land”), parcelize, subdivide and/or merge any parcels comprising the Land and/or condominiumize any portion of the Project (other than the Premises), without Tenant’s approval. Not later than ten (10) business days after request by Landlord, Tenant shall execute all documents reasonably required to evidence or effectuate Tenant’s subordination and/or consent to the matters described in this Section above.

E.	Sustainability Requirements:

As used in this Lease, “Sustainability Requirements” means any and all Laws relating to “green building” or other environmental sustainability practices and requirements now or hereafter in effect or imposed by any governmental authority or applicable Laws from time to time, or requirements necessary to qualify for, or to obtain and maintain LEED (Leadership In Energy & Environmental Design) or other so called “green” initiatives and certifications for all or any portion of the Project (which Landlord shall have the right, but not the obligation, to obtain and maintain).  Without limiting the scope of any Sustainability Requirements that may be in effect from time to time, Tenant acknowledges that Sustainability

Requirements may address whole-building or premises operations, construction issues, maintenance issues and other issues, including without limitation requirements relating to:  chemical use; indoor air quality; energy and water efficiency; recycling programs; interior and exterior maintenance programs; systems upgrades to meet green or sustainable building energy, water, air quality, and lighting performance standards; construction methods and procedures; material purchases; disposal of garbage, trash, rubbish and other refuse and waste; and the use of proven energy and carbon reduction measures. Neither Tenant nor Tenant’s Agents shall use or operate the Premises in a manner that will cause any part of the Project to be in non-compliance with any Sustainability Requirements in effect from time to time, of which Tenant has been given notice.

4.	TERM AND RENTAL:
A.	Term; Base Monthly Rent:

The Lease term (“Lease Term”) shall be for the period described in Paragraph 14 of the Basic Lease Information Sheet, commencing immediately upon the effectiveness of this Lease as described in Section 2 above, and ending on April 30, 2027 (“Expiration Date”), subject to extension or sooner termination as described in this Lease.

In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) for the Premises the amounts set forth in Paragraph 15 of the Basic Lease Information Sheet for each partial or full calendar month, subject to proration as described below.  Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term.  All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and except as otherwise expressly provided in this Lease without prior notice or demand, at the address specified in Paragraph 7 of the Basic Lease Information Sheet or at such place or places as may be designated in writing by Landlord during the Lease Term.  Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment based on the number of days in the partial calendar month; provided that if this Lease terminates due to Tenant’s default, Tenant shall not be relieved of the obligation to pay future accruing rent, and the provisions of Section 14 shall control.  Notwithstanding any provision of the Existing Lease or this Lease to the contrary, upon execution of this Lease by Landlord and Tenant, resulting in the termination of the Existing Lease and the effectiveness of this Lease, for purposes of proration under the Existing Lease and this Lease, the day immediately preceding the Commencement Date shall be treated as the last day of the Existing Lease, and the Commencement Date shall be treated as the first full day of the Lease Term.   Any prorated portion of rents paid by Tenant under the Existing Lease which are attributable to the period on or after the Commencement Date shall be applied against rents due under this Lease as such rents become due under this Lease, until credited in full, and Landlord shall not be required to return such applied amounts to Tenant under the Existing Lease or otherwise.

B.	[Intentionally Deleted]
C.	Late Charge:

Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain.  Such costs include but are not limited to:  administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises.  Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant is not received by Landlord or Landlord’s designee within ten (10) days after it is due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The Parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys’ fees and costs.  If any Base Monthly Rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate (defined in Section 14.B) from the date such amount became due until paid.  Acceptance by Landlord of such late charge or interest shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.  In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent, property management fees and Tenant’s Allocable Share of Reimbursable Operating Costs (defined in Section 9.D) shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any amount due under this Lease.  Notwithstanding the foregoing, Tenant shall be entitled to one (1) written notice and five (5) day cure period each calendar year before the first late charge for such calendar year shall accrue.  No notice or additional cure period shall be required or apply for the second or any subsequent late charge during the calendar year.

5.	SECURITY DEPOSIT:
A.	Amount and Purpose:

Concurrently with Tenant’s execution of this Lease, Tenant shall provide Landlord an irrevocable standby letter of credit (as replaced or amended pursuant to this Section 5, the “Letter of Credit”) in the amount of One Hundred Seventy Four Thousand Six Hundred Nine Dollars and Fourteen Cents ($174,609.14) in a form, containing terms, issued by a lending institution, and drawable in a location all reasonably acceptable to Landlord (the Letter of Credit and all proceeds thereof, and all other sums paid to Landlord in substitution of the foregoing, being referred to as the “Security Deposit”).  If Tenant defaults with respect to any provision of this Lease beyond any applicable notice and cure period expressly set forth in this Lease, including but not limited to (i) the provisions relating to payment of Base Monthly Rent or other charges due under this

Lease, or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default beyond any applicable notice and cure period expressly set forth in this Lease, or (ii) breach of any of Tenant’s obligations under this Section 5, Landlord shall be entitled to draw the full amount of the Letter of Credit or any portion thereof at any time by certifying the occurrence of such default to the issuer; thereafter, as to any cash remaining from the drawdown of the Letter of Credit and application of the amounts drawn to amounts owed to Landlord, such portion of the Security Deposit shall be in the form of cash held by Landlord.  Tenant’s failure to timely comply with its obligations under this Section 5 shall constitute a material default of Tenant, for which no notice or opportunity to cure shall apply or be required before Landlord is entitled to draw the full amount or any other portion of the Letter of Credit, time being of the essence with respect to Tenant’s obligations under this Section 5. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of every term, covenant and condition of this Lease applicable to Tenant, and not as prepayment of rent. Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain the whole or any part of the Security Deposit reasonably necessary for the payment of any amount which Landlord may spend by reason of Tenant’s default beyond any applicable notice and cure period expressly set forth in this Lease or as necessary to compensate Landlord for any loss or damage which Landlord may suffer by reason of such default, including without limitation loss of future rents due under this Lease upon termination of this Lease due to such default and other damages recoverable under California Civil Code Section 1951.2. Landlord shall not be deemed a trustee of the Security Deposit or any other funds held by Landlord, and Landlord shall not be required to keep the Security Deposit or any such other funds separate from its general funds.   The Security Deposit and such other funds shall not bear interest for the benefit of Tenant.

B.	Requirements of Letter of Credit:

Tenant shall keep the Letter of Credit in effect during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks following the Expiration Date.  At least thirty (30) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period of at least one (1) year. If the issuer of the Letter of Credit becomes insolvent, is closed or is placed in receivership, or if Landlord is notified that the Letter of Credit will not be honored, or if there is a material negative change in the issuer’s credit rating or ability to meet its obligations, then within seven (7) days after demand from Landlord, Tenant shall deliver to Landlord a new Letter of Credit issued by a lending institution acceptable to Landlord in Landlord’s reasonable discretion, and otherwise meeting the requirements of this Section 5.   In the event Landlord draws against the Letter of Credit and applies any portion of the proceeds thereof to the amounts owed to Landlord, Tenant shall replenish the remaining Security Deposit such that the aggregate amount of Security Deposit available to Landlord at all times during the Lease Term is the amount of the Security Deposit originally required, as the same may be required to be increased as provided in this Section 5.  To the fullest extent allowed under applicable Laws, if at any time while a Letter of Credit is held as a Security Deposit, Tenant is a Debtor (as defined in Section 101(13) of the Bankruptcy Code) under any case or filing, then, anything in this Section 5 to the contrary notwithstanding, Landlord shall not be required to give Tenant written notice of and/or opportunity to cure or grace period to cure any breach or default by Tenant under this Lease prior to Landlord drawing upon the Letter of Credit following Tenant’s failure to perform any of its obligations under this Lease. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord in the condition required by this Lease, less any amount deducted in accordance with this Section 5, together with Landlord’s written notice itemizing the amounts and purposes for such deduction; provided however that if at the end of such thirty (30) day period there are any uncured breaches or defaults by Tenant of its obligations under this Lease and the cost of cure or extent of damage as a result has not yet been ascertained by Landlord, then such thirty (30) day period shall be extended as reasonably necessary for Landlord to ascertain the cost of cure and extent to which Landlord has been damaged as a result thereof. Tenant hereby waives California Civil Code Section 1950.7 (except subsection (b)), or any similar law now or hereafter in effect (including, without limitation, any federal law) which may have the effect of limiting the circumstances under which Landlord would be allowed to use or apply the Security Deposit or amount that could be so used or applied, or imposing a deadline for the return of the Security Deposit.  In the event of termination of Landlord’s interest in this Lease, Landlord shall promptly thereafter deliver the Letter of Credit or cash Security Deposit to Landlord’s successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Letter of Credit or cash Security Deposit; provided, however, that if Tenant fails to timely perform its obligations under the next sentence, Landlord shall have the right, upon request of Landlord’s successor, to draw on the Letter of Credit on behalf of Landlord’s successor if the transfer of the Letter of Credit into the name of Landlord’s successor has not yet been effectuated.  Upon termination or transfer of Landlord’s interest in the Lease, within five (5) days after request by Landlord or Landlord’s successor, Tenant shall either cause the Letter of Credit to be amended to name Landlord’s successor as the party entitled to draw down on the Letter of Credit and deliver such amendment to the requesting party, or shall obtain and deliver to the requesting party a new Letter of Credit naming Landlord’s successor as the party entitled to draw on the Letter of Credit and otherwise meeting the requirement of this Section 5.  Landlord shall have the right to pledge the Letter of Credit or cash Security Deposit or otherwise grant a security interest therein to Landlord’s lenders, and shall have the right to deliver the Letter of Credit or all or any portion of any cash Security Deposit to Landlord’s lenders in connection therewith, provided the Letter of Credit or cash Security Deposit shall only be used in accordance with, and shall continue to be governed by, the terms and provisions of this Section 5. At Landlord’s election, within ten (10) days after request by Landlord, Tenant shall either cause the Letter of Credit to be amended to name Landlord’s lenders as the beneficiary or as a co-beneficiary with Landlord, and/or as a co-signer of any certification presented for a draw down of the Letter of Credit, and to incorporate other changes to the Letter of Credit reasonably requested by Landlord or Landlord’s lenders, or shall obtain a new Letter of Credit to effectuate such changes and otherwise meeting the requirements of this Section 5.  If a new Letter of Credit is delivered to Landlord as required by this Section 5.B, the old Letter of Credit shall be promptly returned to Tenant. If Landlord or a designated lender rightfully attempts to draw on the Letter of Credit but does not receive the full amount requested in cash, Tenant shall within five (5) days after demand from Landlord, deposit with Landlord cash in the amount of the deficiency.

6.	CONSTRUCTION:
A.	No Work By Landlord:

The Premises is being delivered to Tenant under this Lease, and Tenant shall accept such delivery, in its then “AS IS, WITH ALL FAULTS” condition, without representation or warranty of any kind, express or implied, other than any which may be expressly contained in this Lease, and with no obligation on the part of Landlord to perform any other work (other than such other work as this Lease expressly states must be performed by Landlord during the Lease Term).  Tenant acknowledges that Tenant occupies the Premises as of the Effective Date pursuant to the Existing Lease and that Tenant is fully aware of the condition of the Premises.

B.	Work Allowance:

Landlord agrees to provide Tenant a work allowance to be utilized by Tenant in accordance with this Lease to construct a new office environment and rack/server lab(s) needed for the conduct of Tenant’s business at the Premises (the “Tenant Improvements”), in the amount of Two Million Two Hundred Ninety Eight Thousand One Hundred Twenty Seven Dollars and Fifty Cents ($2,298,127.50) (the “Work Allowance”), subject to this Section 6.B below.  Tenant shall pay all costs associated with the Tenant Improvements, subject to Landlord’s obligation to provide the Work Allowance pursuant to this Section 6.B.  The cost of the Tenant Improvements for which the Work Allowance may be utilized by Tenant (“Work Allowance Costs”) shall consist of only the following to the extent actually incurred or paid by Tenant in connection with the design and construction of the Tenant Improvements to its unaffiliated third party general contractor

(“Tenant’s General Contractor”) , architects, engineers, consultants, project managers, designers and suppliers for the Tenant Improvements, subject to this Section 6.B below: the fees of Tenant’s General Contractor, architects, engineers, consultants, project managers, designers and suppliers; materials, labor and other construction costs; governmental permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements. Notwithstanding the foregoing, in no event shall the Work Allowance be used for Tenant’s furniture, the Pad Improvements described in Section 8.A below, trade fixtures other than the rack/server lab(s) described above, telephone and other office equipment, personal property, cabling/wiring/telecommunication costs (other than cabling and wiring for the rack/server labs), the Communications Equipment (defined in Section 8.E below), or any oversized kitchen area or oversized cafeteria (i.e. kitchen area and cafeteria not proportional to the number of Building occupants determined without regard to the use of the kitchen area or cafeteria), fitness center, or other Specialized Tenant Improvements (defined in Section 10.B below).  In no event shall any portion of the Work Allowance be used or payable for any improvements designed or constructed for any subtenant of any portion of the Premises. The Work Allowance shall be paid by Landlord to Tenant as payments for the Work Allowance Costs become due to Tenant’s General Contractor, architects, engineers, consultants, project managers, designers and suppliers in accordance with this Section 6.B below. During the course of design and construction of the Tenant Improvements, but not more than once in any calendar month, Tenant shall deliver to Landlord the following (the “Disbursement Documentation”):  (i) a written request for disbursement, setting forth the amount requested for disbursement (“Disbursement Request”); (ii) a schedule of values allocating costs to the various portions of the Tenant Improvements for which disbursement is sought, in form and content reasonably satisfactory to Landlord, and which shall substantiate that the full amount requested for disbursement has been incurred or expended by Tenant for those Tenant Improvements for which the Work Allowance may be utilized; (iii) proof of payment or evidence of costs incurred of all amounts owed to the applicable third party, in form reasonably acceptable to Landlord, (iv) conditional lien releases, in form and content reasonably satisfactory to Landlord, from Tenant’s General Contractor and all subcontractors, material suppliers and other persons or entities providing work or materials for which the current Disbursement Request relates, (v) unconditional lien releases, in form and content reasonably satisfactory to Landlord, from Tenant’s General Contractor and all subcontractors, material suppliers and other persons or entities providing work or materials for which prior disbursements were made from the Work Allowance, to the extent not already delivered to Landlord; and (vi) invoices, vouchers, statements, affidavits and/or other documents in a form reasonably acceptable to Landlord which substantiate and justify the disbursement requested. Within thirty (30) days after Landlord’s receipt of the above items Landlord shall pay directly to Tenant or to the third (3rd) party entitled to payment, as elected by Landlord, an amount equal to the lesser of the undisbursed portion of the Work Allowance or the following: an amount equal to the product of  (i) the amount requested for disbursement, multiplied by (ii) the lesser of (x) one (1) or (y) a fraction, the numerator of which is the total amount of the Work Allowance and the denominator of which is the total cost of the Tenant Improvements as evidenced by the contracts entered into between Tenant and Tenant’s General Contractor, architect, designers and suppliers (all of which contracts or copies thereof shall be delivered to Landlord as a condition precedent to Landlord’s obligation to make the first disbursement of the Work Allowance) for the Tenant Improvement work, until such time as Landlord has expended the full amount of the Work Allowance. Notwithstanding the foregoing, to the extent the amount requested for reimbursement has already been paid by Tenant to the third party entitled to payment, and evidence reasonably satisfactory to Landlord of such payment has been delivered to Landlord, Landlord agrees to reimburse Tenant directly for the amount paid by Tenant to the third party.

If following completion of the Tenant Improvements and payment of Landlord’s share of Work Allowance Costs in accordance with this Section 6.B above there are any un-disbursed Work Allowance funds, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds, except as provided in this Section 6.B below. If any portion of the Work Allowance remains un-disbursed as of the date that is twelve (12) months after the Effective Date (the “Outside Disbursement Date”), then as to those remaining funds for which the required Disbursement Documentation has not been submitted to Landlord, Tenant shall not be entitled to any further disbursements of such funds and shall not be entitled to any credit with respect to such funds, subject to this Section 6.B below. All Work Allowance Costs shall be fully documented to and subject to reasonable verification by Landlord.

Notwithstanding this Section 6.B above, if on the Effective Date Tenant has also entered into a lease with SI 33, LLC, a California limited liability company (“SI 33”) for the lease by Tenant of the 6377 San Ignacio Building (such lease being the “6377 San Ignacio Lease”), and if following completion of the Tenant Improvements and payment of Landlord’s share of Work Allowance Costs in accordance with this Section 6.B, at least Two Million Dollars ($2,000,000) of the Work Allowance has  been used for the Tenant Improvements for the Building and there are any un-disbursed Work Allowance funds under this Lease, then Tenant shall have the right to use the un-disbursed portion of the Work Allowance by adding it to  the work allowance provided to Tenant in the 6377 San Ignacio Lease, to be used by Tenant under the 6377 San Ignacio Lease subject to and in accordance with all of the terms and conditions set forth in the 6377 San Ignacio Lease.

Notwithstanding the foregoing, Landlord shall not be required make any disbursements of the Work Allowance, and Tenant shall not be entitled to any transfer of un-disbursed Work Allowance funds to the 6377 San Ignacio Lease, during any period when Tenant is in default under this Lease beyond any applicable cure period expressly granted in this Lease.

C.	Construction Related Accessibility Standards Notice:

In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that, except to the extent known by or previously disclosed to

Tenant, as of the Effective Date Landlord has no actual knowledge of the Premises having been inspected by a Certified Access Specialist (CASp). The following notice is also hereby inserted pursuant to California Civil Code Section 1938(e): “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  The notice set forth in the prior sentence is not intended to modify Landlord’s or Tenant’s respective obligations expressly set forth in this Lease. As used in this Lease, a “Certified access specialist” or “CASp” means any person who has been certified by the State of California as such pursuant to applicable California law (including without limitation Section 4459.5 of the California Government Code).

Notwithstanding this Section 6.C above and/or anything to the contrary contained in this Lease, Landlord and Tenant hereby agree and acknowledge that, if Tenant desires to obtain a CASp inspection, it shall be limited to an inspection of the Premises, and in addition:

(a)Tenant shall provide Landlord with not less than ten (10) days prior written notice of its desire to conduct such CASp inspection (“Tenant’s CASp Inspection”), identifying the date that such inspection will occur, and identifying the CASp that will conduct the inspection and providing evidence reasonably satisfactory to Landlord that the CASp is licensed and certified as a Certified Access Specialist in accordance with applicable laws.  Landlord shall have the right to, among other things, have one (1) or more Landlord representatives present during such inspection. Subject to the foregoing, Tenant shall coordinate Tenant’s CASp Inspection with Landlord before the inspection is conducted.

(b)Tenant shall (x) provide Landlord with a copy of any and all findings, reports and/or other materials provided by the CASp performing Tenant’s CASp Inspection (collectively, “Tenant’s CASp Report”) not later than two (2) business days following Tenant’s receipt thereof, (y) at all times maintain (and cause to be maintained) Tenant’s CASp Report and its findings (and any and all other materials related thereto) confidential and (z) pay for Tenant’s CASp Inspection and Tenant’s CASp Report prior to delinquency at Tenant’s sole cost and expense.  If Tenant receives a disability access inspection certificate, as described in subdivision (e) of California Civil Code Section 55.53, in connection with or following Tenant’s CASp Inspection, then Tenant shall cause such certificate to be provided to Landlord not later than two (2) business days after received by Tenant.

(c)If Tenant’s CASp Report identifies any violation(s) of applicable construction-related accessibility standards (“CASp Violation(s)”), then not later than two (2) business days after Tenant’s receipt of Tenant’s CASp Report, Tenant shall provide written notice to Landlord of any and all such CASp Violation(s).  In such event, Tenant shall, at Tenant’s sole cost and expense, perform, or cause to be performed, all repairs, modifications and/or other work necessary to correct such CASp Violation(s) (such repairs, modifications and/or other work being collectively referred to herein as “Tenant’s CASp Work”, and Tenant’s CASp Work also constituting Alterations (defined in Section 8.A) under this Lease).  Tenant shall work diligently to prepare all plans and specifications required for Tenant’s CASp Work, to obtain Landlord’s approval of Tenant’s CASp Work and to obtain all permits required for Tenant’s CASp Work, and to thereafter commence (or cause the commencement of) Tenant’s CASp Work in accordance with the terms and conditions set forth in this Lease relating to Tenant’s Alterations.  Tenant shall diligently prosecute (or cause to be diligently prosecuted) to completion all of Tenant’s CASp Work in a lien free, good and workmanlike manner, and, promptly following completion, obtain and deliver to Landlord an updated CASp Report (“Tenant’s Updated CASp

Report”) showing that the Premises then comply with all applicable construction-related accessibility standards.  Any and all costs and expenses associated with Tenant’s CASp Work and/or Tenant’s Updated CASp Report shall be at Tenant’s sole cost and expense.  The preceding to the contrary notwithstanding, if Tenant’s CASp Report identifies any CASp Violation(s), Landlord may, at Landlord’s option, perform, or cause to be performed by any of Landlord’s agents, employees, contractors or consultants, the Tenant’s CASp Work necessary to correct such CASp Violation(s) at Tenant’s expense, the entire cost of which shall be paid by Tenant to Landlord not later than thirty (30) days following Tenant’s receipt of a written invoice from Landlord.

Without limiting the generality of the foregoing, Tenant hereby agrees and acknowledges that Tenant assumes all risk of, and agrees that Landlord shall not be liable for, any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) sustained as a result of the Premises not having been inspected by a CASp.  To the fullest extent permitted by law, Tenant hereby (A) waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited as a result of, the lack of any CASp inspection of the Premises, and (B) agrees and acknowledges that the lack of such inspection shall in no event diminish or reduce Tenant’s obligations under this Lease.

7.	ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:
A.	Landlord’s Work

Tenant is currently in occupancy of the Premises pursuant to the Existing Lease.  Effectively immediately upon the Effective Date, Landlord shall be deemed to have delivered the Premises to Tenant, and Tenant shall be deemed to have accepted such delivery, pursuant to this Lease.

B.	Condition Upon Surrender:

Tenant further agrees on the expiration or sooner termination of this Lease, to surrender the

Premises to Landlord in broom clean and good condition and repair, normal wear and tear and casualty excepted (subject to Section 16 below).  As used in this Lease, “normal wear and tear” shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the commercially reasonable standards for maintenance, repair, replacement, and janitorial practices, and does not include items of neglected or deferred maintenance.  Notwithstanding this Section 7.B above, Tenant shall cause the following to be done prior to the expiration or sooner termination of this Lease to the extent Tenant is not required to remove any of the following pursuant to other provisions of this Lease: (i) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (ii) the HVAC system shall be serviced by a reputable and licensed service firm and left in good operating condition and repair, which condition shall be so certified by such firm, and (iii) the plumbing and electrical systems and lighting shall be placed in good order and repair. On or before the expiration or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises.  All property and trade fixtures not so removed before the expiration or sooner termination of the Lease shall be deemed to have been abandoned by Tenant.  On or before the expiration or sooner termination of this Lease, Tenant shall also have removed all the Pad Improvements and restored the areas affected by the installation and removal of the Pad Improvements the condition existing before installation (including without limitation removal of any pad upon which any Pad Improvements are installed), at Tenant’s sole cost and expense (subject to this Section below relating to compliance with building codes and Laws then in effect). As to Alterations for which Landlord’s consent was not obtained, Tenant shall ascertain from Landlord not more than one (1) year and not less than ninety (90) days before the expiration or sooner termination of this Lease whether Landlord desires to have any such Alterations removed and the Premises or any parts thereof restored to the condition existing immediately prior to the date such Alterations were made (in which case Tenant shall be required to perform such work and restore the Premises as described below), or to cause Tenant to surrender all such Alterations  in place to Landlord; provided however that in no event shall Tenant be required to remove any Alterations performed before the Commencement Date or to remove any Tenant Improvements performed before the Outside Disbursement Date for which Landlord’s consent has been obtained (other than Pad Improvements, and other trade fixtures and Specialized Tenant Improvements (other than rack/server lab(s) and the cabling and wiring for the rack/server labs), all of which shall be removed by Tenant prior to expiration or sooner termination of this Lease).  In addition, if at the time Tenant obtains Landlord’s consent to any Alterations, other than the Tenant Improvements, Landlord advises Tenant that any such Alterations must be removed and the Premises restored to the condition existing before such Alterations were made, then Tenant shall be required to surrender the Premises in that condition at expiration or sooner termination of the Lease (subject to this Section below relating to compliance with building codes and Laws then in effect); provided however that in no event shall Tenant be required to remove any Alterations performed before the Commencement Date. Tenant’s repair and restoration obligation under this Section 7.B shall include causing the Premises to be brought into compliance with all applicable building codes and other Laws in effect at the time of the removal, repair and restoration to the extent such compliance is necessitated by the removal, repair and restoration work.  The foregoing provisions relating to Alterations for which Landlord’s consent was not obtained shall in no event be construed as giving Tenant the right to do any Alterations without Landlord’s consent.

C.	Failure to Surrender:

Subject to this Section 7.C below, if Tenant remains in possession of the Premises after the expiration or sooner termination of this Lease without Landlord’s consent, or fails to surrender the Premises at expiration or sooner termination of this Lease in the condition required by this Lease, such hold over or failure shall not constitute a renewal or extension of the Lease Term, Tenant’s continued possession shall be on the basis of a tenancy at sufferance, and Tenant shall be liable to Landlord for Base Monthly Rent at one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the expiration or earlier termination, as applicable (without regard to temporary abatements or reductions then in effect)) plus all other amounts payable by Tenant under this Lease. In addition, subject to this Section 7.C below), if Tenant holds over without Landlord’s consent or fails to surrender the Premises at expiration or sooner termination of this Lease in the condition required by this Lease, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord and Landlord’s trustees, beneficiaries, shareholders, directors, officers, members, employees, partners, affiliates, agents, successors and assigns (collectively “Landlord Related Parties”) harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) resulting from delay by Tenant in timely surrendering the Premises in the required condition, including without limitation all lost rents, lost profits and lost or delayed business opportunities (including without limitation those relating to any delay or prevention in Landlord’s ability to redevelop all or any portion of the Project) provided that Landlord gives Tenant at least thirty (30) days’ prior notice of any such losses or damages, and Landlord shall be entitled to all other rights and remedies available to a landlord against a tenant wrongfully holding over after the expiration or termination of the term of a lease without the landlord’s consent. If Tenant holds over after the expiration or sooner termination of this Lease with Landlord’s consent, such holding over shall be construed as a month to month tenancy (with the Lease Term having been extended only on such month to month basis), at one hundred twenty five percent (125%) of the Base Monthly Rent for the month preceding expiration or sooner termination of this Lease (without regard to temporary abatements or reductions then in effect) in addition to all other rent due under this Lease, and shall otherwise be on the terms and conditions of this Lease, except for the following: those provisions relating to the Lease Term to the extent inconsistent with a month to month tenancy, those provisions requiring Landlord to pay any work allowances, and any options or rights to extend or renew this Lease, which provisions shall be of no further force and effect.  This Section 7.C shall survive the termination or expiration of the Lease.

Notwithstanding this Section 7.C above, if Tenant surrenders the Premises at expiration or sooner termination of this Lease, but the Premises is not in the condition required by this Lease, Tenant shall not be required to pay Base Monthly Rent and other rentals as described in the first sentence of this Section 7.C for the period following such surrender, if and only if (i) the cost to perform the work to render the Premises in the required condition is less than Eighty Seven Thousand Five Hundred Dollars ($87,500), (ii) such work is unrelated to any Hazardous Materials condition, (iii) there are no other uncured defaults of Tenant under this Lease at the time of surrender, and (iv) the Letter of Credit or other Security Deposit held by Landlord under this Lease is in the full amount required by this Lease.  Notwithstanding that Tenant may be relieved of the obligation to pay rentals for the period following the surrender of the Premises to Landlord pursuant to the immediately prior sentence, Tenant shall not be relieved of any other liability to Landlord resulting from such default, and no notice or cure period shall apply with respect to such default.

8.	ALTERATIONS & ADDITIONS:
A.	General Provisions:

Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and delivering to Landlord the proposed architectural and structural plans (to the extent applicable to the type of work to be performed) for all such Alterations at least fifteen (15) days prior to the start of construction.  If Landlord's consent is required for such Alterations, Landlord shall have a period of ten (10) business days thereafter to grant or deny its consent. Landlord shall indicate to Tenant at the time of Landlord’s consent to Alterations, whether or not Landlord will require Tenant to remove such Alterations at the Expiration Date. Tenant shall have the right to install either a back-up generator or a chilled water cooling tower on a pad site to be installed by Tenant, at Tenant’s sole cost and expense (and not as a Work Allowance Cost), in a location reasonably acceptable to Landlord.  The back-up generator or chilled water cooling tower and related improvements (collectively, the “Pad Improvements”), and all Tenant Improvements, shall also constitute “Alterations” under this Lease. If Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans, except that Landlord shall not be entitled to any review fees or review costs in connection with the Tenant Improvements or the Pad Improvements.  The Pad Improvements shall at all times be Tenant’s property.  After obtaining Landlord’s consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides Landlord proof reasonably acceptable to Landlord of funds immediately available to Tenant for such Alterations, to protect Landlord against mechanics’ lien claims.  Tenant agrees to provide Landlord (i) not less than fifteen (15) days prior written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings promptly after completion of the Alterations, and (iii) to the extent applicable, a certificate of occupancy, or other final government approval if the City or other governmental authority having jurisdiction does not issue certificates of occupancy, for the work upon completion of the Alterations.  All Alterations shall be constructed by a licensed general contractor reasonably acceptable to Landlord in compliance with all applicable Laws including, without limitation, all building codes, Sustainability Requirements and the Americans with Disabilities Act of 1990 as amended from time to time.  All Alterations shall be designed and constructed in such a manner as to not negatively affect any LEED or other green building certifications which may be then in place as to any portion of the Project. Upon the expiration or sooner termination of this Lease, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 7.B. Alterations which are not to be deemed trade fixtures include without limitation heating, lighting, electrical systems, air conditioning, walls, carpeting, or any installation which has become an integral part of the Premises.  All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense. In no event shall Landlord’s approval of, or consent to, any architect, contractor, engineer or other consultant or professional, any Alterations, or any plans, specifications and drawings for any Alterations constitute a representation or warranty by Landlord of (i) the accuracy or completeness of the plans, specifications, drawings and Alterations or the absence of design defects or construction flaws therein, or the qualification of any person or entity, or (ii) compliance with applicable Laws, and Tenant agrees that Landlord shall incur no liability by reason of such approval or consent.  Once any Alterations begin, Tenant shall diligently and continuously pursue their completion.    Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, make non-structural Alterations to the Premises which do not affect the structure, roof or Building systems and are not visible from outside of the Building, provided that (i) such Alterations do not exceed Two Hundred Thousand Dollars ($200,000) per contract, or Five Hundred Thousand Dollars ($500,000) in the aggregate in a calendar year, and (ii) Tenant otherwise complies with the provisions of this Lease relating to Alterations.

B.	Free From Liens:

Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for or furnished to Tenant (but excluding work performed by Landlord).  In the event Tenant fails to discharge any such lien within ten (10) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant’s expense and all resulting costs incurred by Landlord, including attorney’s fees shall be due immediately from Tenant as additional rent.

C.	Compliance With Governmental Regulations:

The term Laws or Governmental Regulations shall mean all federal, state, county, city or governmental agency laws, statutes, ordinances, codes, standards, rules, requirements, regulations, Sustainability Requirements or orders now in force or hereafter enacted, promulgated, or issued.  The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense shall comply with all such Governmental Regulations applicable to the Premises or the Tenant’s use of the Premises and shall make all repairs, replacements, alterations, or improvements necessary to comply with said Governmental Regulations.  The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant. Tenant’s obligations pursuant to this Section 8.C shall include, without limitation, maintaining and restoring the Premises and making structural and nonstructural alterations and additions to the Premises, Building and Common Area in compliance and conformity with all Laws and recorded documents to the extent required because of Tenant’s particular use of the Premises or in connection with any work or Alteration made by or on behalf of Tenant during the Lease Term or any breach of Tenant’s obligations under this Lease.  The foregoing shall include, without limitation, compliance with and improvements required by the Americans With Disabilities Act or any similar Laws, as they may be amended from time to time whether or not required because of Tenant’s particular use of the Premises or any work or Alteration made by or on behalf of Tenant during the Lease Term or any breach of Tenant’s obligations under this Lease Landlord’s approval of any Alteration or other act by Tenant shall not be deemed to be a representation by Landlord that said Alteration or act complies with applicable Laws, and Tenant shall remain solely responsible for said compliance.

Notwithstanding anything contained herein to the contrary, if any improvement or alteration to the Premises is required as a result of any future Laws or changes in Laws affecting  the Premises (other than ADA) and is not  triggered by Tenant's particular use of the Premises and is not required because of Alterations made  by Tenant,  and the cost of such work is reasonably estimated by Tenant and Landlord to be One Hundred Thousand Dollars ($100,000) or more, then Landlord shall perform such work and the cost of such improvements shall be allocated between Landlord and  Tenant, and Tenant shall only be obligated to pay, each month during the remainder of the Lease Term after such improvements are made or such costs are incurred, on the date on which Monthly Base Rent is due, an amount equal to the product obtained by multiplying the cost of such work by a fraction, the numerator of which is one, and the denominator of which is the anticipated useful life (in months) of the improvement, together with interest thereon at the greater of Landlord’s cost of funds or seven percent (7%) per annum (the “Amortization Interest Rate”).

D.	Insurance Requirements:

Tenant or its general contractors shall maintain during the course of construction of Alterations, at Tenant’s sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractors procure and maintain in full force and effect during the course of construction a “broad form” commercial general liability and property damage policy of insurance naming Landlord, any property manager reasonably designated by Landlord and Landlord’s lenders and any affiliates of Landlord that are designated by Landlord from time to time as additional insureds.  The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate, and shall contain a severability of interest clause or a cross liability endorsement.  If Commercial General Liability Insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this project/location or the general aggregate limit shall be twice the required occurrence limit.  In no event shall the amount or type of insurance maintained or required to be maintained by Tenant or any of its contractors under this Lease in any way limit Tenant’s liability under this Lease, including without limitation any indemnification, defense or hold harmless provision in favor of Landlord under this Lease.

E.	Rooftop Equipment Rights:

At no additional rent to Tenant, Tenant shall have the right, in common with Landlord, upon prior written approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and at Tenant’s sole cost and expense (and not as a Work Allowance Cost), to install and operate a satellite dish or antennae on a portion of the roof of the Building (such portion being the “Roof Space”) for receipt of satellite and other communications transmissions, and to install cables from such equipment into the Building (collectively, the “Communications Equipment”) provided that (i) Tenant has obtained all governmental approvals required with respect to the installation and use of such equipment, and such Communications Equipment complies with all applicable Laws, (ii) such installation shall be performed by a licensed contractor in a good and workmanlike manner, and in a manner that does not invalidate any roof or other warranties, (iii) such equipment shall be installed in a location reasonably acceptable to Landlord, (iv) such equipment shall be screened in a manner reasonably acceptable to Landlord, (v) such work will not adversely affect the structural components of the Building or the roof structure or membrane, (vi) Tenant shall not access the roof for any reason without at least twenty four (24)  hours prior notice to Landlord in each instance, except for routine maintenance of such Communications Equipment, (vii) Landlord or its representatives shall have the right to be present during any such access, except for routine maintenance of such Communications Equipment, and (viii) Tenant otherwise complies with all of the requirements in this Lease as it relates to Alterations.  The Communications Equipment shall constitute an Alteration, subject to the terms and conditions of this Lease relating to Alterations. Tenant, at its sole cost and expense (except to the extent such costs are covered by insurance, guaranties or warranties) shall promptly repair any and all damage to the roof or equipment located thereon or any other portion of the Building, including any needed replacements resulting from the activities of Tenant or Tenant’s Agents, including without limitation, all roof leaks and damage to flashing, roof membrane, parapet walls, roof top equipment and materials. Upon the expiration or earlier termination of this Lease, Tenant shall promptly remove all Communications Equipment, and repair any damage to the roof of the Building and other areas thereof caused by such removal.  Such repair work shall be undertaken in accordance with all applicable Laws in effect as of the date of such repair. If Landlord requires access to the portion of the roof within the Roof Space for maintenance and repair thereof, Landlord shall give Tenant reasonable prior written notice of such requirement and the reasonable dates on which Landlord proposes to perform such maintenance and repair.  Prior to the date specified in Landlord’s notice, if deemed necessary by Landlord, Tenant shall, at Tenant’s sole cost and expense, take all actions necessary to remove the Communications Equipment from the Roof Space and make the Roof Space available to Landlord for roof maintenance and repair.  Upon completion of the roof maintenance and repair, Tenant may reinstall the Communications Equipment, at its sole cost and expense, in accordance with the requirements of this Section 8.E above.  If emergency roof repairs are necessary, Landlord may itself remove the Communications Equipment from the affected area, after first using reasonable efforts to notify Tenant, and Landlord shall not be liable to Tenant for any loss, cost, damage or expense arising from such removal during an emergency.  Tenant agrees that Landlord has no obligation to protect, secure, install, construct, maintain, repair or remove any Communications Equipment, and Tenant hereby assumes all risk of loss or damage to or from the Communications Equipment from any cause.  Tenant hereby waives all claims against Landlord and the Landlord Related Parties with respect to any such loss or damage.

9.	MAINTENANCE OF PREMISES:
A.	Landlord’s Obligations:

Landlord, at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the structural components of the Building, which for the purpose of this Lease means and is limited to the foundation, exterior load bearing walls and roof structure (but not roof membrane), except that the cost to repair any damage to such items caused by Tenant or Tenant’s Agents shall be paid for by Tenant to the extent the cost of repair is not fully paid to Landlord from available insurance proceeds, guaranties or warranties.

B.	Tenant’s Obligations:

Except for  those items described in Section 9.A above which are required to be maintained and repaired by Landlord, Tenant shall clean, maintain, repair and replace when necessary the Building and every part thereof through regular inspections and servicing, including but not limited to the following, to the extent Landlord does not elect to maintain the same as Reimbursable Operating Costs: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls, floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) [intentionally deleted], (viii) all elevator equipment, and (ix) the roof membrane system. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements.   With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations.  Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord. To the extent that any part of the items in (i) through (ix) above is determined by Landlord to be for the benefit of more than one (1) tenant or occupant of the Building or Project, Landlord shall assume the obligation to clean, maintain, repair and replace the same as Reimbursable Operating Costs and Tenant shall during the period of such assumption have no obligation to clean, maintain, repair or replace such item. If any damage or destruction to the Premises or the Project is caused by the act or negligence of Tenant or Tenant’s Agents, Tenant shall promptly repair or restore such damage or destruction, except to the extent the cost of such repair or restoration is covered by insurance maintained or required to be maintained by Landlord, warranties or guaranties, and is required to be repaired by Landlord pursuant to Article 16 below.

Notwithstanding this Section 9.B above, if Tenant determines that any mechanical, sprinkler, life safety, heating, ventilating and air conditioning, electrical or plumbing systems or elevators located in or servicing the Building (but not including any such equipment or systems added to service any rack/server labs or any other trade fixtures or Specialized Tenant Improvements) which Tenant is required to repair and replace (other than Tenant Improvements or Alterations or work required of Tenant to comply with applicable Laws pursuant to Section 8.C) or the Building’s roof membrane are in need of material repair or replacement, and (i) the cost of such repair replacement is in excess of One Hundred Thousand Dollars ($100,000), and (ii) the material repair or replacement constitutes a capital cost under generally accepted accounting principles, then Tenant shall notify Landlord of same in writing. If Tenant notifies Landlord of the foregoing pursuant to the prior sentence, then Landlord shall cause such repair or replacement (whether an item is repaired or replaced shall be determined by Landlord in its reasonable discretion) to be made, subject to reimbursement by Tenant as follows: The entire cost incurred by Landlord with respect to such work, together with interest thereon at the Amortization Interest Rate, shall be amortized over the useful life of the capital repair or replacement, as reasonably determined by Landlord in accordance with GAAP (defined in Section 9.D), and the monthly amortized cost (and interest thereon at the Amortization Interest Rate) shall be paid by Tenant under this Lease each month at the same time that Base Monthly Rent is due hereunder until the earlier of the Expiration Date (as the same may be extended pursuant to this Lease, whether by exercise of an Option, extension on a month to month basis or otherwise) or  the date that the entire cost of such work and interest thereon has been reimbursed to Landlord.

C.	Obligations Regarding Reimbursable Operating Costs:

In addition to the direct payment by Tenant of expenses as provided in Section 9.B, 10, 11 and 12 of this Lease, Tenant agrees to reimburse Landlord for Tenant’s Allocable Share of Reimbursable Operating Costs (as defined in Section 9.D below) resulting from Landlord payment of expenses related to the Building or Project which are not otherwise paid by Tenant or other Project tenants directly other than as Reimbursable Operating Costs and which are not Landlord’s sole responsibility hereunder.  Payment of Tenant’s Allocable Share of Reimbursable Operating Costs shall commence on the Commencement Date and shall be due and payable throughout the Lease Term. Landlord shall have the right to periodically  provide Tenant with a written estimate of Reimbursable Operating Costs for the next twelve (12) months and Tenant shall thereafter, until Landlord revises such estimate, pay to Landlord as additional rent, along with its Base Monthly Rent, one twelfth of Tenant’s Allocable Share of the Reimbursable Operating Costs as estimated by Landlord.  Within ninety (90) days after the end of each calendar year during the Lease Term (including without limitation the calendar year in which the Lease Term ends) Landlord shall deliver to Tenant a statement (“Annual Statement”) in which Landlord shall set forth the actual expenditures for Reimbursable Operating Costs for such calendar year and Tenant’s Allocable Share thereof.  The Annual Statement shall be certified by an authorized officer of Landlord to be correct.   If the Annual Statement shows that Tenant’s payments of estimated Reimbursable Operating Costs exceeded Tenant’s actual obligation in respect of such calendar year, the amount of such excess shall be credited against installments of Reimbursable Operating Costs next coming due after the delivery of Annual Statement until credited in full.  To the extent any amount owed to Tenant pursuant to the immediately prior sentence has not been fully credited as of the expiration or sooner termination of the Lease, then the portion of the overpayment not fully credited shall be paid to Tenant not later than ten (10) days after the date that the Lease has expired or terminated, the amount owed to Tenant has been determined, there are no outstanding amounts owed under this Lease and a final reconciliation of Reimbursable Operating Costs has been completed by Landlord, which obligation shall survive the expiration or sooner termination of the Lease Term. If the Annual Statement shows that Tenant’s payments of estimated Reimbursable Operating

Costs were less than its actual obligation in respect of such calendar year, Tenant shall pay said difference to Landlord within thirty (30) days after Tenant’s receipt of the Annual Statement, which obligation shall survive the expiration or sooner termination of the Lease Term.

If Tenant disputes the amount or characterization of any item contained in the Annual Statement then Tenant shall give written notice thereof to Landlord not later than ninety (90) days after the Annual Statement is delivered to Tenant.  Tenant shall then have the right to cause Landlord’s records upon which the Annual Statement is based to be audited by an independent nationally recognized certified public accounting firm. Except as provided below, the fee for any audit conducted on Tenant’s behalf shall be borne solely by Tenant.  In no event shall the fee for any audit be computed on a contingency fee basis or be otherwise dependent upon the findings of such audit, and Tenant shall demonstrate to Landlord’s reasonable satisfaction the non-contingent nature of the contract between Tenant and such auditor. Tenant shall not have any right to withhold any payment pending resolution of such dispute or audit, and payment by Tenant of any sum or sums in dispute shall not be deemed to be a waiver of Tenant’s right to audit or contest the Annual Statement in accordance with the terms and conditions of this Lease.   Landlord shall cooperate with such audit and shall provide Landlord’s books and records reasonably requested and relative to the audit which shall be conducted during regular business hours at the office where Landlord maintains its books and records, at no cost to Landlord except as expressly provided below.  If after such audit the parties do not agree on the audit findings then the dispute shall be settled by arbitration pursuant to Section 20.E below. If, as a result of Tenant’s inspection of Landlord’s books or the findings of the third party independent audit of Landlord’s records and review, an error is discovered in the Annual Statement, Landlord shall revise the Annual Statement accordingly and any overpayment by Tenant shall be credited against payments of Reimbursable Operating Costs thereafter coming due until credited in full, and any underpayment shall be paid by Tenant not later than thirty (30) days after receipt by Tenant of written  demand for payment, which obligation shall survive the expiration or sooner termination of this Lease.  To the extent any amount owed to Tenant pursuant to the immediately prior sentence has not been fully credited as of the expiration or sooner termination of this Lease, then the portion of the overpayment not fully credited shall be paid to Tenant not later than thirty (30) days after the date that this Lease has expired or terminated, the amount owed to Tenant has been determined, there are no outstanding amounts owed under this Lease and a final reconciliation of Reimbursable Operating Costs has been completed by Landlord, which obligation shall survive the expiration or sooner termination of this Lease.  If Tenant does not notify Landlord of a dispute within ninety (90) days after receipt of any Annual Statement, Tenant shall be deemed to have accepted such Annual Statement and waived its right to dispute the Annual Statement or conduct an audit with respect to the Annual Statement. Landlord’s records and any information provided by Landlord to auditors pursuant to this Section, and the results of any such audit, shall be kept confidential by Tenant and its auditors, and shall not be made available by the auditors or Tenant to any other person or entity except to Tenant’s parent or affiliates and outside legal and financial representatives and except in any dispute resolution proceeding between the parties relating to such audit.  If requested by Landlord, Tenant and its auditor shall, prior to any such audit, execute and deliver to Landlord a confidentiality agreement prepared by Landlord, reasonably acceptable to Tenant.  If the final audit discloses an error in Landlord’s determination of the Reimbursable Operating Costs in excess of five percent (5%) in Landlord’s favor (i.e. the Annual Statement overstated Reimbursable Operating Costs by more than five percent (5%)), then all reasonable out-of-pocket costs of the audit shall be borne by Landlord; otherwise the cost of the audit shall be borne by Tenant.

D.	Reimbursable Operating Costs:

For purposes of calculating Tenant’s Allocable Share of Building and Project costs, the term “Reimbursable Operating Costs” is defined as all costs and expenses which are incurred by Landlord in connection with ownership and operation of the Building or the Project, together with such additional facilities as may be determined by Landlord to be reasonably desirable or necessary to the ownership or operation of the

Building and/or Project, except for costs that are Landlord’s sole responsibility hereunder or excluded elsewhere herein.  All costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied with accruals appropriate to Landlord’s business (“GAAP”).  Reimbursable  Operating Costs shall include, but not be limited to, the following to the extent the obligation therefor is not that of Tenant under the provisions of Section 9.B above:  (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Building utilities to the extent not separately metered to the Building; (ii) common area maintenance and service agreements for the Building and/or Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services (if Landlord elects to provide such services), third party property manager (if any) cleaning of exterior surfaces of exterior building windows, and maintenance of the sidewalks, landscaping, waterscape, roof membrane, parking areas, driveways, service areas, mechanical rooms, elevators, and the building exteriors; (iii) insurance premiums and costs, including without limitation, the premiums and cost of All Risk or Special Cause of Loss property coverage (or its equivalent or industry replacement) (including Business Interruption), liability coverage, rental abatement, Environmental Liability coverage and if elected by Landlord, earthquake insurance applicable to the Building or Project; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties other than as Reimbursable Operating Costs, and repairs or alterations attributable solely to tenants of the Building or Project other than Tenant); (v) all real estate taxes and assessment installments and other impositions and charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during the Lease Term, or which are applicable to the Lease Term regardless of when imposed, including real estate tax increases due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls; (vi) costs of complying with Sustainability

Requirements; (vii) deductibles under insurance policies, except for deductibles under earthquake insurance policies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per event of casualty; (viii) capital expenditures (1) required by Laws, (2) reasonably necessary to repair or replace existing capital items, or (3) reasonably incurred to increase efficiencies and save costs in the Building(s) but not in excess of such cost savings, provided that all such costs shall be amortized over their useful lives as reasonably determined by Landlord in accordance with GAAP, together with interest on the unpaid portion of such expenditure at the Amortization Interest Rate, subject to this paragraph below and the next paragraph of this Section 9.D; (ix) the wages and benefits of all employees devoting time on operating or managing the Project, provided that as to any employee who does not devote substantially all of his or her employed time to the Project, that employee’s wages and benefits shall be prorated to reflect the time spent on operating or managing the Project as opposed to time spent on matters unrelated to operating and managing the Project; (x) maintenance, repairs and replacement of all bicycles provided by Landlord for the use of tenants and other occupants of the Project, if Landlord elects to provide such bicycles; and (xi) any of items (i) through (vi) in Section 9.B above to the extent Landlord has assumed with respect thereto the obligation for cleaning, maintenance, repair and/or replacement of any of them as Reimbursable Operating Costs.  A capital expenditure of One Hundred Thousand Dollars ($100,000) or more (per item of expense) shall be amortized over its useful life as reasonably determined by Landlord in accordance with GAAP, together with interest on the unpaid portion of such expenditure at the Amortization Interest Rate.  Notwithstanding this paragraph above or the next paragraph of this Section 9.D below, a capital expenditure of less than One Hundred Thousand Dollars ($100,000) (per item of expense) may be expensed by Landlord in the year incurred, rather than amortized; but if not expensed shall be amortized over its useful life as described in the immediately preceding sentence. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project.

Notwithstanding Landlord’s election to provide security measures for the Project, Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties.    This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses, except only those costs which this Lease expressly states shall be paid by Landlord at Landlord’s sole cost or excluded elsewhere herein.  The provision for payment of Reimbursable Operating Costs by means of monthly payment of Tenant’s Allocable Share of Building and/or Project costs is intended to pass on to Tenant and reimburse Landlord for Tenant’s Allocable Share of all costs of operating and managing the Building and/or Project, other than those costs which this Lease expressly states shall be paid by Landlord at Landlord’s sole cost. If less than one hundred percent (100%) of the Building and  other Project buildings is leased at any time during the Lease Term, Landlord shall adjust Reimbursable Operating Costs to equal Landlord’s reasonable estimate of what Reimbursable Operating Costs would be had one hundred percent (100%) of the Building and the other Project buildings been leased.  If a bill for real property taxes and assessments is received by Landlord after the expiration or termination of the Lease Term (including without limitation a supplemental tax bill), but is applicable to any tax year within the Lease Term, Tenant shall pay Tenant’s Allocable Share of such taxes and assessments not later than thirty (30) days after Tenant’s receipt of notice of the amount due from Landlord, which obligation shall survive expiration or sooner termination of the Lease Term.

Notwithstanding anything contained herein to the contrary, Reimbursable Operating Costs shall not include any of the following:  (a) debt service under mortgages or other liens, (b) ground lease rent, (c) costs of restoration to the extent of net insurance proceeds received by Landlord, or which were required by this Lease to be covered by insurance, or which were paid for directly by Tenant or any third party other than as part of Reimbursable Operating Costs, or which are covered by warranties or guaranties, (d) leasing commissions and costs incurred in connection with entering into new leases or disputes under existing leases, (e) costs associated with bad debt losses, (f) reserves, (g) costs of capital improvements, repairs, replacements or expenditures, except as provided in the provision in the prior paragraph of this Section 9.D relating to expensing of capital expenditures of less than One Hundred Thousand Dollars ($100,000) and in Section 9.D(viii) above, (h) expenses for tenant improvement work or allowances, inducements, and other concessions for any tenant, (i) the cost of any repairs, improvements, or replacements made to remedy any structural defect in the original structural design or construction of the base Building or Project (as opposed to Tenant Improvements and other Alterations made under this Lease or any tenant improvement or other alterations made by any prior tenant of the Building), (j) costs to remove or remediate any Hazardous Materials that were not caused by Tenant or its agents, (k) management and administrative fees or costs, which in the aggregate, exceed the management fee in Section 20.N below, or (l) deductibles under earthquake insurance policies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per event of casualty. Exclusion of costs from Reimbursable Operating Costs shall not be construed to release Tenant from the obligation to pay for such costs other than as Reimbursable Operating Costs as expressly provided elsewhere in this Lease (including but not limited to Tenant’s obligations relating to Hazardous Materials pursuant to Article 13 below).

E.	Tenant’s Allocable Share:

For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either (i) the total rentable square footage of the Building if the service or cost is allocable only to the Building, or (ii) the total rentable square footage of the buildings in the Project if the service or cost is allocable to the entire Project and there are other buildings in the Project, or (iii) the total rentable square footage of the premises of those tenants or occupants that Landlord determines to be benefiting from such service or facility.  Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement Date and Expiration Date and is subject to recalculation in the event of expansion or contraction of the rentable square footage of the Premises, Building or Project.

F.	Waiver of Liability:

Failure by Landlord to perform any defined services required of Landlord under this Lease, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof.  Should any equipment or machinery utilized in supplying the services listed herein as being Landlord’s obligation break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same as soon as reasonably possible, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom.  Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent, and any similar Law now or hereafter in effect.  Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

10.	INSURANCE:
A.	Tenant’s Use:

Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of insurance policies.  Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of property and liability policies covering the Premises and appurtenances.

B.	Landlord’s Insurance:

Landlord agrees to purchase and keep in force All Risk or Special Cause of Loss insurance (or its equivalent or industry replacement) in an amount equal to the replacement cost of the Building (excluding deductibles and any Tenant Improvements and Alterations that are Specialized Tenant Improvements (defined below) and other than Alterations for which Landlord’s consent is not obtained). As used in this Lease, “Specialized Tenant Improvements” means offices and conference rooms which are hard walled constructed. In addition, Landlord may elect to purchase insurance coverage for perils including earthquake, flood and/or terrorist acts, in amounts and with deductibles reasonably determined by Landlord. Landlord may also maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, (ii) rental loss insurance covering  a minimum of twelve (12) months and (iii) Environmental Impairment/Pollution Liability coverage. Tenant agrees to pay Landlord as additional rent, within thirty (30) days after written invoice to Tenant, Tenant’s Allocable Share of the amount of any deductible under such policies (except deductibles under earthquake insurance policies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per event of casualty), provided that if damage is confined to the Premises, Tenant shall pay the entire deductible to Landlord (except deductibles under earthquake insurance policies in excess of Two Hundred Fifty Thousand Dollars ($250,000) per event of casualty.  It is understood and agreed that Tenant’s obligation to pay insurance premiums under this Section 10.B will be prorated to reflect the Commencement Date and Expiration Date.

C.	Tenant’s Insurance:

Tenant agrees, at its sole cost, to insure its personal property, trade fixtures, Specialized Tenant Improvements and other Alterations not required to be insured by Landlord against damage for their full replacement value (without depreciation).  Said insurance shall provide All Risk or Special Cause of Loss coverage (or its equivalent or industry replacement) equal to the replacement cost of said property.  The property insurance provided by Tenant as required by this paragraph shall be carried in favor of Landlord and Tenant as their respective interests may appear and shall provide that any loss to Alterations shall be adjusted with and be payable to both Landlord and Tenant.  Tenant agrees, at its sole cost, to obtain and maintain throughout the Lease Term Commercial General Liability insurance for occurrences within the Project with a combined single limit of not less than Five Million Dollars ($5,000,000), worker’s compensation insurance in compliance with statutory requirements, and Employer’s Liability with a limit of not less than Five Million Dollars ($5,000,000).  Tenant’s liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an “occurrence” rather than on a “claims made” basis.  All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named or additional insureds shall not reduce or avoid coverage to the other named or additional insureds.  Tenant shall name Landlord, Landlord’s affiliates and property manager and Landlord’s lenders as additional insureds on Tenant’s liability policies and shall name Landlord and Landlord’s lenders as loss payees on its property insurance.  Tenant shall provide a waiver of subrogation in favor of Landlord, Landlord’s affiliates and property manager for worker’s compensation and employer’s liability. Tenant shall deliver to Landlord a copy of all required policies and renewal certificates, or other evidence of coverage reasonably acceptable to Landlord, evidencing the coverage required of Tenant, prior to the earlier of the Commencement Date or first entry to ready any portion of the Premises for Tenant’s occupancy, and before expiration of any such policies, but in no event later than five (5) days before the scheduled expiration of such policies.  All insurance policies required under this Section 10.C shall provide that the insurer will endeavor to provide give ten (10) days’ prior written notice to Landlord of any cancellation, termination, or reduction in coverage, but in any case Tenant shall be obligated to notify Landlord of the occurrence of any such event not later than five (5) days after Tenant becomes aware of any such event.  Notwithstanding the above, Tenant shall obtain and maintain throughout the Lease Term, at Tenant’s sole cost and expense, such increased amounts of coverage and other forms and amounts of insurance as may be reasonably requested by Landlord from time to time, but no more than once in any five (5) year period, provided that such increased or new amounts or types of insurance are reasonably available and are required of comparable tenants by landlords of comparable buildings in Santa Clara County, California. In no event shall the types or limits of any insurance policies maintained or required to be maintained under this Lease by Tenant or its contractors limit Tenant’s liability under this Lease, including without limitation Tenant’s indemnification, defense and hold harmless obligations.

D.	Waiver:

Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby waive all tort, contract or other rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, to the Premises or its contents, or the other Project improvements, which may arise from any risk to the extent covered by their respective property insurance policies (or to the extent they would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above; provided that such waiver shall be effective only to the extent permitted by the insurance covering such loss or, if insurance is required by this Lease but not obtained, permitted by the insurance that would cover such loss if such insurance were obtained as required by this Lease.  The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be, with respect to the property insurance maintained with respect to this Lease.

11.	TAXES:

Tenant shall be liable for and shall pay as additional rent, prior to delinquency, all taxes and assessments levied against Tenant’s personal property and trade or business fixtures.  If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or buildings, Tenant shall pay and discharge its Allocable Share of such tax or excise on rents or other tax before it becomes delinquent as part of Reimbursable Operating Costs; except that this provision is not intended to cover net income taxes, documentary transfer, inheritance, gift or estate tax imposed upon Landlord.  In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its Allocable Share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of Tenant’s Allocable Share of such tax and Tenant shall pay such increase.  If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services, as part of Reimbursable Operating Costs.

12.	UTILITIES:

Tenant shall arrange for and pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises.  Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company’s failure to furnish services or utilities to the Premises or any other portion of the Project, and no failure or shortage of services or utilities shall entitle Tenant to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease or affect the continued effectiveness of this Lease. Tenant acknowledges that the Premises, the Building and/or the Project may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof.  Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions.

Landlord makes no representation with respect to the adequacy or fitness of the air-conditioning or ventilation equipment serving the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, and Landlord shall have no liability for loss or damage in connection therewith.

13.	TOXIC WASTE AND ENVIRONMENTAL DAMAGE:
A.	Use of Hazardous Materials:

Without the prior written consent of Landlord, neither Tenant, nor any subtenant of the Premises (of any tier in the chain of title) or any of Tenant’s or such subtenant’s agents, employees, representatives, affiliates, architects, contractors (including without limitation subcontractors of all tiers), suppliers, vendors, subtenants, licensees or invitees  (collectively “Tenant’s Agents”), shall  cause or permit any Hazardous Materials, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises or Project, except that Tenant may use and store small quantities of common household cleaners and office supplies on the Premises and fuel for the generator (if the Pad Improvements include a generator) provided such use and storage is in strict compliance with all Environmental Laws, as defined below.  As used herein, the term “Hazardous Materials” shall mean any and all substances, materials or wastes (whether liquid, solid or gaseous), which are a pollutant or contaminant, or which are hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which present a risk to public health or the environment, or which are or may become regulated by or under the authority of any Environmental Laws, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde.  As used herein, the term “Environmental Laws” shall mean any present or future federal, state or local Laws, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42  U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42  U.S.C. §6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time.  In order to obtain Landlord’s consent, Tenant shall deliver to Landlord its written proposal describing the types and quantities of Hazardous Materials to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water.  Landlord’s approval may be withheld in its reasonable judgment.  Without diminishing Tenant’s obligation to obtain Landlord’s consent to Tenant’s use of Hazardous Materials on the Premises where this Lease requires such consent, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials generated, brought onto, used, stored, created, released or disposed by Tenant or Tenant’s Agents, or by anyone else (other than Landlord or Landlord’s agents, employees or contractors) coming onto the Premises during the term of this Lease or the Existing Lease, including doing the following:  (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal Laws and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits and management plans required for the use, storage and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises and Project free from any and all Hazardous Materials generated, brought, used, stored, created, released, or disposed of by Tenant or Tenant’s Agents, or by anyone else (other than Landlord or Landlord’s agents, employees or contractors) coming onto the Premises during the term of this Lease or the Existing Lease; and (v) to the extent required by Laws with respect to the activities of Tenant or Tenant’s Agents, properly close the facility with regard to such Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with such Hazardous Materials and obtaining a closure certificate from the local administering agency prior to the expiration or sooner termination of this Lease.

B.	Tenant’s Indemnity Regarding Hazardous Materials:

Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and the Landlord Related Parties from and against any and all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred or suffered arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Materials in or about the Premises or Project by Tenant or Tenant’s Agents, or by anyone else coming onto the Premises during the term of this Lease or the Existing Lease (other than Landlord or Landlord’s agents, employees and contractors), or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant’s Agents, or by anyone else coming onto the Premises during the term of this Lease or the Existing Lease (other than Landlord or Landlord’s agents, employees or contractors).  This indemnification, defense and hold harmless obligation applies whether or not the concentrations of any such Hazardous Materials exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order.  Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following:  (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future Laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the assessment and identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises, Building or Project (iv) loss or restriction of use of rentable space in the Building or Project; (v)  adverse effect on the marketing of any space in the Building or Project; and (vi)  all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation.  This Section 13.B shall survive the expiration or termination of this Lease.

C.	Notice of Release or Violation:

If, during the Lease Term (including any extensions), Tenant becomes aware of (i)  any actual or threatened release of any Hazardous Materials on, under or about the Premises or Project or (ii) any inquiry, investigation, proceeding, claim, notice or order by any private or public person or entity regarding the presence of Hazardous Materials on, under or about the Premises or Project, including without limitation alleged violations of Environmental Laws by Tenant or Tenant’s Agents, Tenant shall give Landlord written notice of the release or investigation within five (5) days after learning of it and shall simultaneously and thereafter furnish Landlord with copies of any claims, notices of violation, reports, or other writings received by Tenant concerning the release or investigation.  In the event of an actual release of Hazardous Materials, Tenant shall also give Landlord immediate verbal notice of such release.  In the event of any release on or into the Premises or any portion of the Project or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant’s Agents, or by anyone else (other than Landlord or Landlord’s agents, employees or contractors) coming onto the Premises during the term of this Lease or the Existing Lease, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials.  In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and any lender designated by Landlord to attempt to eliminate and mitigate any financial exposure to such lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Project has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable Laws.  Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under Section 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties harmless.  Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.   In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable Laws, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 13.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by arbitration pursuant to this Lease.

D.	Remediation Obligations:

In the event of any release on, under or about the Premises or the Project of any Hazardous Materials generated, brought onto, used, stored, created or disposed of by Tenant or Tenant’s Agents, or by anyone else (other than Landlord or Landlord’s agents, employees or contractors) coming onto the Premises during the term of this Lease or the Existing Lease, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such

Hazardous Materials, whether or not any governmental agency has issued a cleanup order, so as to return the Premises and Project to the condition that existed before the introduction of such Hazardous Materials.  Tenant shall obtain Landlord’s written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s written consent.  Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under Section 13.B of this Lease to indemnify, defend and hold Landlord and the Landlord Related Parties harmless.  Landlord agrees that Tenant and Tenant’s Agents shall not be liable to Landlord for, and Landlord shall not require Tenant to remove or remediate (or pay for the cost thereof), any Hazardous Materials that were present at the Project as of the date the original tenant under the Existing Lease first occupied the Premises pursuant to the Existing Lease or that have migrated to or under a Building or the Project from off-site (i.e. off the Project) sources, except to the extent caused by Tenant or Tenant’s Agents.

E.	Environmental Monitoring:

Landlord and its agents and consultants shall have the right to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 13.  If Landlord discovers that Tenant is not in compliance with the terms of this Section 13, all costs incurred by Landlord in determining Tenant’s non- compliance, including attorneys’, consultants’ and experts’ fees, shall be due and payable by Tenant to Landlord within five (5) days following Landlord’s written demand therefor.

14.	TENANT’S DEFAULT
A.	Events of Default

The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant:  (i) Tenant’s failure to pay the Base Monthly Rent or any other payment due under this Lease (including additional rent) by the date such amount is due, where such failure continues for three (3) business days after written notice from Landlord to Tenant; (ii) the abandonment of the Premises by Tenant; (iii) Tenant’s failure to deliver to Landlord any document or agreement required to be delivered by Tenant pursuant to Sections 3.D, 20.H, 20.K, 20.T within the time required by those Sections, or failure to discharge any liens within the time required by Section 8.B, or failure to deliver any evidence of insurance within the time required by this Lease, where such failure continues for two (2) business days after notice of the failure has been delivered to Tenant; (iv) Tenant’s failure to observe and perform any other required provision of this Lease, or the occurrence of any other event described as a breach or default in other Sections of this Lease or any amendment to this Lease, where such failure or default continues for thirty (30) days after written notice from Landlord, provided, however, that if the nature of the default is such that it cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed in default if it commences within such thirty (30) day period to cure, thereafter diligently prosecutes the same to completion, and completes such cure not later than sixty (60) days after such written notice from Landlord, except that if this Lease expressly provides that no notice or cure is required for a breach or default of Tenant to exist then such notice requirement and thirty (30) day or longer cure period shall not apply; (v) Tenant’s making of any general assignment for the benefit of creditors; (vi) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days after the filing); (vii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (viii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (ix) a default by the tenant under the 6377 San Ignacio Lease, beyond any applicable cure period expressly granted to such tenant in the

6377 San Ignacio Lease, without the necessity for additional notice or cure under this Lease.

B.	Remedies:

In the event of any default by Tenant beyond any applicable notice and cure period expressly set forth in this Lease, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate.  In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following:  (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following:  (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker’s fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law.  The term “rent”, as used in this Lease, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder.  As used in  (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the greater of the following (the “Agreed Interest Rate”) (i) the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum, as of the twenty-fifth

(25th) day of the month immediately preceding Tenant’s breach or default, on advances to member banks under Section 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, or (ii) ten percent (10%) per annum.  As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.  Furthermore, in the event of a default as described in clause (v), (vi), (vii) or (viii) in Section 14.A above, Landlord reserves the right to compensation for all damages and costs incurred by Landlord as a result of Tenant’s default, including without limitation those based upon a tort claim or contractual claim, and without any cap other than that imposed by the United States Bankruptcy Code (as amended, and as interpreted by case law, the “Code”) with respect to rent, as defined in the Code.  Tenant hereby waives the protection of any limitation in the Code imposed upon such damages to the extent such waiver is enforceable under the Code, and Tenant hereby agrees that the Security Deposit may be retained by Landlord for purposes of compensation for any and all tort or contractual or other claims by Landlord against Tenant. Any obligation Landlord may have to mitigate damages upon a termination due to Tenant’s default shall not include the obligation to relet the Premises if Landlord has other comparable available space within the Building or Project.

C.	Right to Re-enter:

In the event of any Tenant default beyond any applicable notice and cure period expressly set forth in this Lease, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property in accordance with applicable Laws.  Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord, in any manner permitted by Laws.

D.	Continuation of Lease:

If Landlord does not elect to terminate this Lease as provided in Section 14.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply, this Lease shall continue in effect, and Landlord may enforce all of its rights and remedies under this Lease, including without limitation, the right to recover payment of rent as it becomes due.

E.	No Termination:

Neither efforts by Landlord to mitigate damages caused by a breach or default of Tenant, nor acts of maintenance or preservation or efforts to relet the Premises shall constitute an election by Landlord to terminate the Lease or a termination of Tenant’s right to possession of the Premises.

F.	Non-Waiver:

Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of breach or default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due.  If Landlord accepts payments after serving a notice of breach or default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of breach or default without giving Tenant any further notice or demand.  Furthermore, Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy for the violation of that provision, even if that violation continues or is repeated.  Any waiver by Landlord or Tenant of any provision of this Lease must be in writing.  Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord or Tenant shall impair such right or remedy or be construed as a waiver thereof by Landlord or Tenant, as applicable.  No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date.  Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises.  Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or subtenants, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenants

G.	Performance by Landlord:

If Tenant defaults in any obligation required under this Lease beyond any applicable notice and cure period expressly set forth in this Lease, Landlord in its sole and absolute discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate within ten (10) days of Landlord’s written notice for such payment.

H.	Habitual Default:

The provisions of Section 14 notwithstanding, the Parties agree that if Tenant shall have defaulted, beyond any applicable notice and cure period expressly set forth in this Lease, in the performance of any (but not necessarily the same) material term or condition of this Lease for three (3) or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant.  Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under this Lease.

15.	LANDLORD’S LIABILITY:
A.	Limitation on Landlord’s Liability:

In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion.  In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure.  Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an express third-party beneficiary hereof.  Tenant waives any right under California Civil Code Section 1950.7 (except subsection (b)) or any other present or future law relating to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant further waives all rights to terminate this Lease and to vacate the Premises on Landlord’s default under this Lease, the Parties having agreed that Tenant’s remedies in the event of a Landlord default shall be limited to those expressly set forth in this Lease.  Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief; provided, however, Landlord and the Landlord Related Parties shall not be liable to Tenant for any consequential damages suffered or incurred by Tenant on account of Landlord’s default including, without limitation, on account of lost profits or the interruption of Tenant’s business.  To the fullest extent allowed by Laws, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises or the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors, or any other person in or about the Premises or Project, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water, or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant.  To the fullest extent allowed by Laws, Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant, or user of the Project, nor from the failure of Landlord to enforce the provisions of any other lease of the Project.

B.	Limitation on Tenant’s Recourse:

If Landlord is a corporation, trust, partnership, limited liability company, joint venture, unincorporated association or other form of business entity, then the obligations of Landlord shall not constitute personal obligations of the Landlord Related Parties.  Tenant shall have recourse only to Landlord’s unencumbered equity interest in the Premises and parcel of land upon which it is located, and any net rent, net income or net proceeds therefrom, for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

C.	Indemnification of Landlord:

As a material part of the consideration rendered to Landlord, to the fullest extent allowed by Laws, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises or Project, from any cause arising at any time (including without limitation the sole, active or passive negligence or other acts or omissions of Landlord or the

Landlord Related Parties).  Except to the extent due to the negligence or willful misconduct of Landlord, Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred or suffered arising from the use or occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease, or any damage or injury to person or property from any cause in the Premises.  Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant’s Agents, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) incurred in connection with such litigation.

16.	DESTRUCTION OF PREMISES:
A.	Landlord’s Obligation to Restore:

Subject to Article 9 above, in the event of damage or destruction of the Premises or the Common Areas during the Lease Term (other than Tenant’s Specialized Tenant Improvements and other than those Alterations for which Landlord’s consent was not obtained) Landlord, and Tenant (as to Alterations for which Landlord’s consent was not obtained and Specialized Tenant Improvements, provided that in no event shall Tenant perform any work in violation of the other Sections of this Lease), shall repair the same to a substantially similar condition to that which existed prior to such damage or destruction, to the extent legally allowed, subject to this Section 16 below. Such damage or destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent and Tenant’s share of Reimbursable Operating Costs while repairs are being made, to the extent Tenant is not able to occupy the Premises, but as to Reimbursable Operating Costs only to the extent actually covered by rental loss insurance which may be maintained by Landlord.  In no event shall Landlord be required to replace or restore Alterations for which Landlord’s consent was not obtained, Specialized Tenant Improvements or Tenant’s trade fixtures or personal property.

B.	Limitations on Landlord’s Restoration Obligation:

Notwithstanding the provisions of Section 16.A above, Landlord shall have no obligation to repair or restore the Premises if any of the following occur:  (i) if Landlord reasonably estimates (which estimate Landlord agrees to exert commercially reasonable efforts to make as soon reasonably possible after the casualty) the repairs or restoration cannot be made in one hundred eighty (180) days from the date of receipt of all governmental approvals necessary under applicable Laws, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord, except for deductible amounts; provided however that Landlord may not terminate this Lease due to lack of insurance funds if the reason for such lack of funds is that Landlord has failed to maintain the property insurance that this Lease requires Landlord to maintain, or if Tenant pays to Landlord not later than thirty (30) days after written request for payment is delivered to Tenant (which request may be made prior to commencement of work based on cost estimates for such work obtained by Landlord, subject to adjustment as described below) the entire shortfall of funds for the work, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term (taking into consideration all Options then exercised by Tenant), or (v) Tenant is in default pursuant to the provisions of Section 14 above.  If Tenant pays the insurance shortfall to Landlord based on Landlord’s estimate pursuant to (iii) in the immediately prior sentence, then to the extent the estimate was more than the actual cost of work, Landlord shall reimburse Tenant the amount of overpayment not later than thirty (30) days after the actual cost of such work has been finally determined, and if at any time prior to or after completion of such work Landlord determines that the amount previously paid by Tenant for such work is not sufficient, Tenant shall pay to Landlord such shortfall not later than thirty (30) days after written demand for such payment is delivered to Tenant. If Landlord elects to repair or restore, this Lease shall continue in full force and effect, unless Tenant elects to terminate the Lease as described in the next sentence.    Tenant shall have the right to terminate this Lease in the event either (1) Landlord reasonably estimates the repairs cannot be made by the two hundred seventieth (270th) day after the date of receipt of all governmental approvals necessary under applicable Laws, as reasonably determined by Landlord, or (2) the damage or destruction occurs in the last twelve (12) months of the Lease Term (taking into consideration all Options then exercised by Tenant), by providing Landlord written of its election of (1) of this sentence above within thirty (30) days after Landlord’s notice of the time to repair and restore and of (2) of this sentence above within thirty (30) days after the date of the casualty.  In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction.

If this Lease terminates as the result of any damage or destruction to Premises, all property insurance proceeds relating to Alterations maintained by Tenant shall be the sole property of Landlord, Tenant shall have no right to such proceeds, and Tenant shall fully cooperate with Landlord in collecting such proceeds, or if such proceeds have been paid to Tenant, Tenant shall pay such proceeds to Landlord not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier), which obligations shall survive the expiration or sooner termination of this Lease.  Tenant shall also pay to Landlord not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier) an amount equal to the deductible under Tenant’s property insurance, which obligation shall survive the expiration or sooner termination of this Lease. If Tenant fails to maintain the property insurance required by this Lease, then Tenant shall pay to Landlord, not later than seven (7) business days after the Expiration Date or termination of this Lease (whichever is earlier) an amount equal to what the proceeds would have been had Tenant maintained the insurance required by this Lease, plus the deductible that would have applied if such insurance had been in place.

  Tenant hereby waives the benefits and rights provided to Tenant by the provisions of Civil Code Sections 1932 and 1933, or any similar Law now or hereafter in effect.

17.	CONDEMNATION:

If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking, as reasonably determined by Landlord.  Further, in the event of such partial taking, Landlord shall have the option to terminate this Lease as of the Vesting Date.  If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date.  If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for the unamortized cost of any Alterations paid for by Tenant and not paid or reimbursed through the Work Allowance, or for Tenant’s moving costs.  If there is a taking of any parking areas within the Project, and substitute parking cannot be provided within the Project by means of restriping the remaining existing parking areas within the Project, then the parking allocated to Tenant under this Lease shall be proportionately reduced. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any similar Law now or hereafter in effect, and the provisions of this Section 17 shall govern in the case of a taking.

18.	ASSIGNMENT OR SUBLEASE:
A.	Consent by Landlord:

Except as specifically provided in Section 18.E below, Tenant may not voluntarily, involuntarily or by operation of law, assign, sell or otherwise transfer all or any part of Tenant’s interest in this Lease or in the Premises, cause or permit any part of the Premises to be sublet, occupied or used by anyone other than Tenant, or permit any person to succeed to any interest in this Lease or the Premises (all of the foregoing being a “Transfer”) without the express written consent of Landlord. In the event Tenant desires to effectuate a Transfer, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed transferee, (ii) current financial statements of the transferee covering the preceding three (3) years if available, (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant unless publicly available.  Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer.  At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed Transfer.  Landlord shall have a fifteen (15) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease as to the portion of the Premises proposed to be transferred (other than with respect to a Permitted Transfer), if the portion of the Premises proposed for Transfer, together with any portion of the affected floor within the Building then subject to another Transfer, is for more than seventy five percent (75%) (cumulatively, for the proposed Transfer and all other Transfers then in effect with respect to such floor) of the rentable square footage of such floor, or the Transfer then under consideration is for more than seventy five percent (75%) of the remaining Lease Term (not taking into account

Option Terms which have not yet commenced); (ii) permit Tenant to Transfer such space to the named transferee on the terms and conditions set forth in the notice; or (iii) refuse consent.  If Landlord should fail to notify Tenant in writing of such election within the 15-day period described in the immediately prior sentence, Landlord shall be deemed to have elected option (iii) above.  In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed Transfer was to commence, and from such date forward, Base Monthly Rent shall be adjusted based on the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises before exercise of Landlord’s election to terminate, and Tenant’s Allocable Share of all other costs and charges shall be adjusted in accordance with Section 9.E based upon the remaining rentable area of the Premises. In the event Landlord does not elect option (i) above, Landlord’s consent to the proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon the condition that: (i) the proposed transferee is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed transferee is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease in the case of an assignment (or in the case of a Transfer of less than all of Tenant’s interest in this Lease or a sublease, the financial obligations under such Transfer) and Landlord has been furnished with reasonable proof thereof; (iii) the proposed transfer agreement, if it is a sublease, conforms to the requirements of Section 18.I below or if it is an assignment, is in a form reasonably satisfactory to Landlord; (iv) the proposed Transfer will not result in there being greater than two (2) subtenants or other occupants (not including employees) within the Premises at any time during the Lease Term; and (v) Tenant reimburses Landlord on demand for all costs that may be incurred by Landlord in connection with said Transfer, including the costs of making investigations as to the acceptability of the proposed transferee and legal costs incurred in connection with the granting or denial of any requested consent, not to exceed Two Thousand Five Hundred Dollars ($2,500) per Transfer request. Tenant shall not hypothecate, mortgage, pledge or otherwise encumber Tenant’s interest in this Lease or the Premises or otherwise use the Lease as a security device in any manner without the consent of Landlord, (all of the foregoing being an “Hypothecation”) which consent Landlord may withhold in its sole and absolute discretion. Tenant shall reimburse Landlord on demand for all costs that may be incurred by Landlord in connection with an Hypothecation, including legal costs incurred in connection with the granting or denial of any requested consent, not to exceed Two Thousand Five Hundred Dollars ($2,500) per Hypothecation request.  Landlord’s consent to one or more Transfers or Hypothecations shall not operate to waive Tenant’s obligation to obtain Landlord’s consent to other Transfers or Hypothecations nor constitute consent to an assignment or other Transfer following foreclosure of any permitted lien, mortgage or other encumbrance.  If Tenant is a corporation, limited liability company, unincorporated association, partnership or other legal entity, the sale, assignment, cancellation, surrender, exchange, conversion or any other transfer or hypothecation of any stock, membership or other ownership interest in such entity (whether occurring at one time or over a period of time) in the aggregate of more than fifty percent (50%) (determined cumulatively) shall be deemed an assignment of this Lease; in the case of a partnership, any withdrawal or substitution (whether occurring at one time or over a period of time) of any partners owning fifty percent (50%) or more (cumulatively) of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease; provided that, subject to Section 18.E below, the foregoing provisions of this sentence shall not apply to a transfer of stock in a corporation whose stock is publicly traded on a public stock exchange if the transfer of stock is not in connection with a transaction or series of transactions which would result in Tenant no longer being publicly traded on a public stock exchange.  If Tenant is an entity, any sale of all or substantially all of its assets shall be deemed an assignment of this Lease. Subject to Section 18.E below, if Tenant is a corporation whose stock is not publicly traded on a public stock exchange, any dissolution, merger, consolidation or reorganization of Tenant shall be deemed a Transfer.  Tenant acknowledges and agrees that the provision of this Section 18 are not unreasonable standards or conditions for purposes of Section

1951.4 of the California Civil Code, as amended from time to time, under bankruptcy laws, or for any other purpose.

B.	Assignment or Subletting Consideration:

Landlord and Tenant hereby agree that fifty percent (50%) of any rent or other economic consideration (not including stock, warrants and options but otherwise including without limitation,  payments for trade fixtures and personal property in excess of the fair market value thereof) in excess of the Base Monthly Rent and Reimbursable Operating Costs payable hereunder (after deducting therefrom Reasonable Transfer Costs (defined below)) (i) realized by Tenant in connection with any Transfer by Tenant, and/or (ii) realized by a subtenant or any other person or entity (other than Tenant) (any such subtenant, person or entity being a “Subsequent Transferor”) in connection with a sublease, assignment or other Transfer by such Subsequent Transferor,  shall be paid by Tenant to Landlord promptly after such amounts are paid to Tenant or a Subsequent Transferor, regardless of the amount of sub-rent the Subsequent Transferor pays to Tenant or any prior Subsequent Transferor.  As used in this Section 18.B, “Reasonable Transfer Costs” shall mean the following costs, to the extent reasonably incurred in connection with the Transfer in question:  (i) advertising costs and brokerage commissions payable to unaffiliated third parties, (ii) reasonable  attorneys’ fees paid to Tenant’s attorneys, and (iii) tenant improvement costs incurred by Tenant solely in connection with such Transfer.  In the case of a Transfer other than an assignment of Tenant’s entire interest in the Lease and Premises, Reasonable Transfer Costs shall be amortized on a straight line basis, without interest, over the initial term of the Transfer.  Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder.  The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable.  No Transfer by Tenant shall relieve it of any obligation under this Lease.  Any Transfer which conflicts with the provisions of this Lease shall be voidable by Landlord at any time following such Transfer.

C.	No Release:

Any Transfer shall be made only if and shall not be effective until the transferee shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby the transferee shall assume all the obligations of this Lease on the part of Tenant to be performed or observed to the extent of the interest being transferred and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease to the extent applicable to the interest being transferred.  Notwithstanding any  Transfer and the acceptance of rent or other sums by Landlord from any transferee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any transferee or any other person claiming under or through any transferee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant.  Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and  the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) resulting from any claims that may be made against Landlord by the proposed transferee or by any real estate brokers or other persons claiming compensation in connection with the proposed Transfer.

D.	Reorganization of Tenant:

Notwithstanding any other provision of this Lease, the provisions of this Section 18.D shall apply if: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving company, or there is a sale of all or substantially all of the assets of Tenant, or (ii) there is a sale, cancellation, surrender, exchange, conversion or any other transfer of stock involving or consisting of more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or a transfer of more than a fifty percent (50%) ownership interest in
Tenant (where Tenant is not a corporation), or there is any merger, consolidation or other reorganization of or affecting Tenant (other than one described in (i) immediately above), whether the foregoing occurs in a single transaction or in multiple steps. In a transaction under clause (i) of this Section 18.D, the surviving or acquiring corporation or entity (“Surviving Entity”) shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which the Surviving Entity assumes the obligations of Tenant hereunder. In a transaction or series of transactions under clause (ii) of this Section 18.D, the entities which as a result of such transaction(s) own a greater than fifty percent (50%) interest in Tenant (including, without limitation as a result of a reverse triangular merger or a triangular merger) (collectively the “Acquiring Entity”) shall promptly execute and deliver to Landlord a guaranty of lease in form reasonably satisfactory to Landlord under which the Acquiring Entity guarantees the full payment and performance of the obligations of Tenant under the Lease (“Lease Guaranty”). The foregoing notwithstanding, as to all transactions described in this Section 18.D, if the Surviving Entity or Acquiring Entity is itself not a publicly-traded company, but is instead the subsidiary of or owned (directly or indirectly) by a publicly-traded company (or a subsidiary of a subsidiary of a publicly-traded company, or a subsidiary in a chain of entities in which one or more parent companies are publicly traded), then each publicly-traded parent company in such chain shall also be required to execute and deliver to Landlord the Lease Guaranty. In addition, in the event that after such acquisition Tenant does not prepare audited financial statements, then in addition to the financial statements required to be delivered by Tenant hereunder, each entity required to execute the Lease Guaranty shall provide Landlord its audited financial statements at the times and in the manner required of Tenant hereunder. Without limiting the foregoing requirements, it is the intent of the parties that after such any transaction or series of transactions described in this Section 18.D, Landlord shall be entitled to rely on the creditworthiness of publicly-traded companies and to receive audited financial information from publicly-traded companies to the extent Tenant is owned, directly or indirectly, by a publicly-traded company.

E.	Permitted Transfers

Provided that Tenant otherwise complies with the provisions of this Section 18, except the provision requiring prior consent, and except for the provisions relating to the payment of Transfer consideration pursuant to Section 18.B, but otherwise including without limitation the provisions of Section 18.D, Tenant may enter into any of the following Transfers described in this Section 18.E (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any sub-rent resulting therefrom that would otherwise be due pursuant to Sections 18.A and 18.B as the result of the Permitted Transfer, provided however that Tenant shall notify Landlord of any such Permitted Transfer not later than five (5) business days after the effective date of such Permitted Transfer.  Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation or other entity which controls, is controlled by, or is under common control with Tenant by means of an ownership interest of more than fifty percent (50%); (ii) a corporation or other entity which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation or entity, so long as the surviving corporation or entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction; or (iii) a corporation or other entity which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation or entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant immediately prior to such transaction. Any transferee pursuant to this Section 18.E is referred to elsewhere in this Lease as a “Permitted Transferee”. Any transferee pursuant to an assignment of all of Tenant’s interest in this

Lease pursuant to this Section 18.E above is referred to elsewhere in this Lease as a “Permitted Assignee”.

F.	Effect of Default:

In the event of Tenant’s default, Tenant hereby assigns all amounts due to Tenant from any Transfer as security for performance of Tenant’s obligations under this Lease, and Landlord as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such amounts and apply it toward Tenant’s obligations under this Lease, except that Tenant may collect such amounts unless a default occurs as described in Section 14 above. Landlord’s collection of any amounts due from a Transfer shall not constitute an acceptance by Landlord of attornment by any subtenants, and upon Tenant’s default Landlord shall have all rights provided by this Lease and applicable Laws, including without limitation terminating this Lease and any or all occupants’ rights to possession of the Premises as Landlord shall determine in Landlord’s sole and absolute discretion. A termination of the Lease due to Tenant’s default shall not automatically terminate a Transfer then in existence; rather at Landlord’s election (1) such Transfer shall survive the Lease termination, (2) the transferee shall attorn to Landlord, and (3) Landlord shall undertake the obligations of Tenant under the transfer agreement; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the transferee, or for any acts or omissions of Tenant and Tenant’s Agents.

G.	Conveyance by Landlord:

In the event of any transfer by any person or entity comprising Landlord of such person’s or entity’s entire interest in this Lease, such person or entity (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of such transfer of all liability for the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, however, that any funds in the hands of such person or entity or the then transferor at the time of such transfer, in which Tenant has an interest shall be turned over to the transferee and if the entire interest of Landlord is the subject of the transfer then any amount then due and payable to Tenant by Landlord or the then transferor under any provision of this Lease shall be paid to Tenant; and provided, further, that upon any such transfer, the transferee shall be deemed to have assumed, subject to the limitations of this Section 18 above all of the agreements, covenants and conditions in this Lease to be performed from and after the transfer on the part of Landlord, it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall, subject as aforesaid, be binding on each Landlord, its successors and assigns, only during its period of ownership.

H.	Successors and Assigns:

Subject to the provisions this Section 18, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all parties hereto comprising Tenant shall be jointly and severally liable hereunder for the obligations of Tenant, and all parties hereto comprising Landlord shall be jointly and severally liable hereunder for the obligations of Landlord.

I.	Sublease Requirements:

With respect to any permitted sublet of the Premises by Tenant to an approved Subtenant (“Subtenant”), the sublet transaction shall be evidenced by a written sublease between Tenant and Subtenant (the “Sublease”).  The Sublease shall comply with the following requirements:  (i) The form of the Sublease and the terms and conditions thereof shall be subject to Landlord’s approval which shall not be withheld unreasonably;  (ii) The Sublease shall provide that it is subject and subordinate to all of the terms and conditions of this Lease and that the Subtenant shall not do anything that would constitute a breach or default of Tenant’s obligations under this Lease; (iii)  The Sublease shall provide that the Subtenant shall have no right to exercise any option or other right granted to Tenant in this Lease; (iv) The Sublease shall contain a waiver of subrogation against Landlord for any occurrence that would be covered under the property insurance policy that Tenant is required to or does carry under or with respect to this Lease and shall require Subtenant’s property insurance policies to acknowledge such waiver of subrogation; (v) The Sublease shall provide that all requirements of the Lease applicable to subleases shall be applicable to sub-subleases; (vi) The Sublease shall require Subtenant, acting through Tenant, to obtain Landlord’s prior written approval, to any alteration to the Premises to the same extent Tenant is required by this Lease to obtain such consent; (vii) The Sublease shall require Subtenant to send Landlord copies of any and all notices concerning the Premises that Subtenant is obligated to provide to Tenant and Tenant to send Landlord copies of any and all notices concerning the Premises that Tenant is obligated to provide to Subtenant; (viii) The Sublease shall provide that, at Landlord’s option, the Sublease shall not terminate in the event that this Lease terminates and shall require Subtenant to execute an attornment agreement if Landlord, in its sole and absolute discretion, shall elect to have the Sublease continue beyond the date of termination of this Lease as a direct lease between Landlord and the Subtenant (provided however that in no event shall Landlord be liable for any default under the Sublease occurring prior to such attornment); and (ix) The Sublease shall require the Subtenant to agree that on receipt of notice from Landlord that Tenant has defaulted beyond any applicable notice and cure period expressly set forth in this Lease, Subtenant shall pay all sums due under the Sublease to Landlord, provided that such amounts shall be credited to amounts due from Tenant under this Lease.

19.	OPTION TO EXTEND THE LEASE TERM:
A.	Grant and Exercise of Option:

Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 19 two (2) options (each an “Option” and collectively the “Options”) to extend the Lease Term for an additional term (each an “Option Term”).  Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than fifteen (15) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice.  If Tenant exercises an Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section 19 , and except for improvement allowances, and provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the Fair Market Rental as hereinafter defined.  Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 19.A.  As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the (i) current use and other potential uses of the Premises allowed under this Lease, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building and (ii) the credit standing and financial stature of the Tenant.

B.	Determination of Fair Market Rental:

If Tenant exercises an Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the date of exercise.  If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after delivery to Tenant of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 19.C below. If Tenant does not timely send Landlord a notice as provided in the previous sentence, it shall be deemed that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 19.C below.  If Tenant elects to resolve the disagreement as provided in Section 19.C below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above.  If the Fair Market Rental as finally determined pursuant to Section 19.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined in this Section 19 within thirty (30) days after such determination.  If the Fair Market Rental as finally determined in Section 19.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the actual Base Monthly Rent due as so determined pursuant to this Section 19 shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

C.	Resolution of a Disagreement over the Fair Market Rental:

Any disagreement regarding Fair Market Rental shall be resolved as follows:  Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.  If within the 30-day consultation period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental.  Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.  If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental.  If both appraisals are submitted within such time period and the two (2) appraisals so submitted differ by less than five percent (5%) of the higher appraisal, the average of the two shall be deemed as Fair Market Rental.  If the two (2) appraisals differ by five percent (5%) or more of the higher appraisal, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after this selection, make and submit to Landlord and Tenant a determination of Fair Market Rental.  This third appraisal will then select one of the two (2) previous appraisals and the one selected shall be the Fair Market Rental.  All appraisers specified pursuant to this Section 19.C shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley.  Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D.	Personal to Tenant:

All Options provided to Tenant in this Lease are personal and granted solely to Extreme Networks, Inc., a Delaware corporation and any Permitted Transferee, so long as it is the tenant under this Lease, and are not exercisable by any other person or entity whether or not a Transfer has occurred unless Landlord consents to permit exercise of any Option by any assignee or subtenant in Landlord’s sole and absolute discretion.  In the event Tenant has multiple options to extend this Lease, a later Option to extend the Lease cannot be exercised unless the prior Option has been properly exercised and the Option Term for that exercised prior Option has commenced. All Options provided to Tenant in this Lease shall terminate upon the expiration or sooner termination of this Lease and shall not apply during any holdover period.

20.	GENERAL PROVISIONS:
A.	Attorney’s Fees:

In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees and costs incurred in connection with such proceeding, including the expense of expert witnesses, depositions and court testimony.  The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party.  The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B.	Authority of Parties:

If Tenant is a corporation, partnership or other entity, Tenant represents and warrants that Tenant is duly formed and in good standing, that each individual signing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant and to bind Tenant to this Lease in accordance with Tenant’s governing documents, and that this Lease is binding upon Tenant in accordance with its terms.  At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form reasonably acceptable to Landlord, of the authorizations described in this Section 20.B. If Landlord is a corporation, partnership or other entity, Landlord represents and warrants that Landlord is duly formed and in good standing, that each individual signing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of Landlord and to bind Landlord to this Lease in accordance with Landlord’s governing documents, and that this Lease is binding upon Landlord in accordance with its terms.

C.	Brokers:

Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CBRE, Inc. and Tenant agrees to indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord and the Landlord Related Parties harmless from and against all claims, liabilities, obligations, penalties, fines, actions, losses, damages, costs or expenses (including without limitation reasonable attorneys fees) asserted by any other broker or finder claiming through Tenant or suffered or incurred by Landlord as the result of Tenant’s breach of its representation in this paragraph above. Landlord shall pay to CBRE, Inc. a leasing commission for this Lease pursuant to a written agreement between Landlord and CBRE, Inc.

D.	Choice of Law:

This Lease shall be governed by and construed in accordance with California law, without regard to choice of law principles.   Venue for all court proceedings or alternative forms of dispute resolution proceedings shall be Santa Clara County, California.

E.	ARBITRATION OF DISPUTES:

LANDLORD AND TENANT AND ANY OTHER PARTY THAT MAY BECOME A PARTY TO THIS LEASE OR BE DEEMED A PARTY TO THIS LEASE, AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS, AGREE THAT, EXCEPT FOR ANY CLAIM (I) FOR UNLAWFUL DETAINER, (II) FOR TENANT’S FAILURE TO PAY THE BASE MONTHLY RENT, OR (III) WITHIN THE JURISDICTION OF THE SMALL CLAIMS COURT (WHICH SMALL CLAIMS COURT SHALL BE THE SOLE COURT OF COMPETENT JURISDICTION FOR SUCH CLAIM WITHIN THE JURISDICTION OF THE SMALL CLAIMS COURT), ANY CONTROVERSY, DISPUTE, OR CLAIM OF WHATEVER NATURE ARISING OUT OF, IN CONNECTION WITH OR IN RELATION TO THE INTERPRETATION, PERFORMANCE OR BREACH OF THIS LEASE, INCLUDING ANY CLAIM BASED ON CONTRACT, TORT, OR STATUTE, SHALL BE RESOLVED AT THE REQUEST OF ANY PARTY TO THIS LEASE, OR THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS, THROUGH DISPUTE RESOLUTION PROCESS ADMINISTERED BY J.A.M.S., OR IF J.A.M.S. NO LONGER EXISTS THEN THROUGH SUCH OTHER DISPUTE RESOLUTION SERVICE REASONABLY SELECTED BY LANDLORD, OR IF THE PARTIES AGREE TO ANOTHER DISPUTE RESOLUTION SERVICE THEN PURSUANT TO SUCH OTHER DISPUTE RESOLUTION SERVICE MUTUALLY ACCEPTABLE TO THE PARTIES, LOCATED IN SANTA CLARA COUNTY, CALIFORNIA. THE DISPUTE RESOLUTION PROCESS SHALL CONSIST OF A FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR

OTHER DISPUTE RESOLUTION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUESTS FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

Landlord:  _/s/JMS____      Tenant:  _/s/DD_

_/s/KM_
F.	Entire Agreement:

This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest.  This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G.	Entry by Landlord:

Upon not less than twenty four (24) hours’ prior notice to Tenant (except in case of emergency, where no prior notice shall be required) and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and Landlord’s agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes:  (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises that are allowed or that are Landlord’s responsibility under this Lease; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non responsibility for any construction, alteration or repair thereof, as required or permitted by any Law, and (vi) placing “For Sale” signs, and showing the Premises to Landlord’s existing or potential successors, purchasers and lenders.  Tenant shall permit Landlord and Landlord’s agents, at any time within twelve (12) months prior to the Expiration Date (or at any time during the Lease Term that Tenant is in default hereunder beyond any applicable notice and cure period expressly set forth in this Lease), to place upon the Premises “For Lease” signs, and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.  At any time when Tenant does not rent all rentable space in the Project, and at any time within twelve (12) months prior to the Expiration Date (or at any time during the Lease Term that Tenant is in default hereunder beyond any applicable notice and cure period expressly set forth in this Lease ) if Tenant does rent all rentable space in the Project, Landlord shall have the right to place “For Lease” signs within the exterior Common Area.

H.	Estoppel Certificates:

At any time during the Lease Term, Tenant shall, within ten (10) business days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following:  (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on Landlord’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises.  Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance.  Tenant agrees to provide, within ten (10) business days after Landlord’s request, Tenant’s most recent annual audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein, except that as to any period during which Tenant is a publicly traded company, Tenant shall not be required to provide such audited financial statements if such audited financial statements are otherwise publicly available.

I.	Exhibits:

All exhibits referred to are attached to this Lease and incorporated by reference.

J.	Interest:

All rent due hereunder, if not paid within five (5) days of when due, shall bear interest at the Agreed Interest Rate.  This provision shall survive the expiration or sooner termination of the Lease.  Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California.  Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires.  If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord.  To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by Laws to be an expense, fee or premium rather than interest.

K.	Modifications Required by Lender:

If any lender of Landlord that has a security interest in the Premises or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant’s cost or expense or materially and adversely change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever reasonable documents are required and deliver them to Landlord within ten (10) business days after the request.

L.	No Presumption Against Drafter:

Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M.	Notices:

All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, by nationally recognized overnight courier, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 above of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party; provided that such other address shall not be a P.O Box or other address to which personal service or overnight courier delivery cannot be effectuated.  When this Lease requires service of a notice, that notice shall be deemed to constitute and satisfy the requirements of any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute.

N.	Property Management:

In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of three percent (3%) of the Base Monthly Rent.

O.	Rent:

All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

P.	Representations:

Except for the provisions of this Lease, Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or Project or with respect to present or future rents, expenses, operations, tenancies or any other matter.  Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q.	Rights and Remedies:

Subject to Section 14 above, all rights and remedies hereunder are cumulative and not alternative to the extent permitted by Laws, and are in addition to all other rights and remedies in law and in equity.

R.	Severability:

If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S.	Submission of Lease:

Submission of this document for examination or signature by the Parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant.  This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T.	Subordination:

This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within ten (10) business days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in commercially reasonable form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes.  Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that with respect to Encumbrances created after the Effective Date, in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) business days after Landlord’s written request, Tenant shall execute any commercially reasonable documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance.  If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section 20.T, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.  Landlord shall use commercially reasonable efforts to obtain, not later than sixty (60) days after the Effective Date, from the Holder of the deed of trust encumbering the Premises as of the Effective Date (if any), an executed commercially reasonable recognition and non-disturbance agreement (which may also provide for subordination as provided in this Section 20.T above) which (i) provides that this Lease shall not be terminated so long as Tenant is not in default under this Lease beyond applicable notice and cure periods expressly set forth in this Lease, and (ii) so long as the Lease remains in full force and effect, recognizes all of Tenant’s rights under the Lease and requires such Holder to be bound by Landlord’s obligations under this Lease to the extent such obligations accrue during the period of the deed of trust Holder’s fee ownership of the Premises, subject however to commercially reasonable exclusions (such as, without limitation, Landlord’s obligation relating to the Work Allowance), and containing other commercially reasonable provisions requested by such Holder.

U.	Survival of Indemnities:

All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V.	Time:

Time is of the essence hereunder.

W.	Transportation Demand Management Programs:

If a government agency or municipality requires Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required specifically on the Premises  (as opposed to for the  Project generally)  including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant to Landlord within thirty (30) days after demand.  Further, any ongoing costs or expenses associated with a TDM program imposed on Landlord by a governmental agency or municipality which are required specifically for the Premises  (as opposed to for the  Project generally) shall be paid by Tenant to Landlord by Tenant within thirty (30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay Tenant’s Allocable Share of such costs in accordance with Section 9 above. In addition, Tenant shall fully comply with, and cooperate with Landlord in the implementation and management of, all present and future TDM and other programs required by a governmental authority applicable to the Project intended to manage parking, transportation or traffic.

X.	Waiver of Right to Jury Trial:

To the extent then authorized by Laws as of the time of any actual litigation between them and to the extent not already encompassed within the various agreements to arbitrate otherwise contained herein,  and as an alternative to arbitration should arbitration for any reason not be enforced, to the fullest extent allowed by Laws, Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

Y.	General:

The captions and section headings of this Lease are for convenience of reference only, and shall not be used to limit, extend or interpret the meaning of any part of this Lease.  This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Signatures and initials to this Lease created by the signer by electronic means and/or transmitted by telecopy or other electronic transmission shall be valid and effective to bind such signing party.  Each party agrees to promptly deliver an execution original to this Lease with its actual signature and initials to the other party, but a failure to do so shall not affect the enforceability of this Lease, it being expressly agreed that each party to this Lease shall be bound by its own electronically created and/or telecopied or electronically transmitted signature and initials and shall accept the electronically created and/or telecopied or electronically transmitted signature and initials of the other party to this Lease. All agreements by Tenant contained in this Lease, whether expressed as covenants or conditions, shall be construed to be both covenants and conditions, conferring upon Landlord, in the event of a breach thereof, the right to terminate this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year set forth below.

Landlord:

SI 64, LLC,

a California limited liability company

By:SI 25, LLC,

a California limited liability company

Its:Sole Member

By:Sobrato Interests 3,

a California limited partnership

Its:Sole Member

By:Sobrato Development Companies, LLC, a California limited liability company

Its:General Partner

By:_/s/John Michael Sobrato___

John Michael Sobrato

Its:Manager

Dated:November 8, 2017

Tenant: EXTREME NETWORKS, INC., a Delaware corporation By:/s/Drew Davies Its:Chief Financial Officer Dated:November 8, 2017 By:/s/Katy Motiey Its:Chief Administrative Officer Dated:November 8, 2017

EXHIBIT “A” – Project Site Plan
(Attached)